Filed Pursuant to Rule 424(b)(2)
Registration No. 333-156305

PROSPECTUS SUPPLEMENT

(To Prospectus Dated December 11, 2009)

The Korea Development Bank

US$750,000,000 4.375% Notes due 2015

Our US$750,000,000 aggregate principal amount of notes due 2015 (the “Notes”) will bear interest at a rate of 4.375% per annum. Interest on the Notes is payable semi-annually in arrears on February 10 and August 10 of each year, beginning on August 10, 2010. The Notes will mature on August 10, 2015. Not later than 60 days following a Change of Support Triggering Event (as defined herein), we will make an offer to each holder of Notes to repurchase all or any part of such holder’s Notes at a purchase price equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the repurchase date. See “Description of the Notes—Change of Support Offer.”

The Notes will be issued in minimum denominations of US$100,000 principal amount and integral multiples of US$1,000 in excess thereof. The Notes will be represented by one or more global notes registered in the name of a nominee of The Depository Trust Company, as depositary.

The payment of interest and the repayment of principal on the Notes will not be guaranteed by the Government (as defined herein). As of the date of the initial sale of its equity interest in us, our mid-to-long term foreign currency debt then outstanding (including the Notes offered hereby) are expected to be guaranteed by the Government, subject to the authorization of the Government guarantee amount by the National Assembly of the Republic of Korea.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total
Public offering price	99.724%	US$	747,930,000
Underwriting discount	0.300%	US$	2,250,000
Proceeds to us (before deduction of expenses)	99.424%	US$	745,680,000

In addition to the initial public offering price, you will have to pay for accrued interest, if any, from and including February 10, 2010.

We have received approval in-principle for the listing and quotation of the Notes on the Singapore Exchange Securities Trading Limited (the “SGX-ST”). The SGX-ST assumes no responsibility for the correctness of any statements made or, opinions expressed or reports contained in this prospectus supplement and the accompanying prospectus. Approval in-principle for the listing and quotation of the Notes on the SGX-ST is not to be taken as an indication of the merits of the issuer or the Notes. Currently, there is no public market for the Notes.

We expect to make delivery of the Notes to investors through the book-entry facilities of The Depository Trust Company on or about February 10, 2010.

Joint Bookrunners

BofA MERRILL LYNCH	BNP PARIBAS	DAEWOO SECURITIES	HSBC	MORGAN STANLEY

Prospectus Supplement Dated February 3, 2010

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer to sell these securities in any state or jurisdiction where the offer or sale is not permitted.

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

Certain Defined Terms

All references to “we” or “us” mean The Korea Development Bank. All references to “Korea” or the “Republic” contained in this prospectus supplement mean The Republic of Korea. All references to the “Government” mean the government of Korea. Terms used but not defined in this prospectus supplement shall have the same meanings given to them in the accompanying prospectus.

In this prospectus supplement and the accompanying prospectus, where information has been provided in units of thousands, millions or billions, such amounts have been rounded up or down. Accordingly, actual numbers may differ from those contained herein due to rounding. Any discrepancy between the stated total amount and the actual sum of the itemized amounts listed in a table, is due to rounding.

Our principal financial statements are our non-consolidated financial statements. Unless specified otherwise, our financial and other information is presented on a non-consolidated basis and does not include such information with respect to our subsidiaries.

Additional Information

The information in this prospectus supplement is in addition to the information contained in our prospectus dated December 11, 2009. The accompanying prospectus contains information regarding ourselves and Korea, as well as a description of some terms of the Notes. You can find further information regarding us, Korea, and the Notes in registration statement no. 333-156305, as amended, relating to our debt securities, with or without warrants, and guarantees, which is on file with the U.S. Securities and Exchange Commission.

We are Responsible for the Accuracy of the Information in this Document

We are responsible for the accuracy of the information in this document and confirm that to the best of our knowledge we have included all facts that should be included not to mislead potential investors. The SGX-ST assumes no responsibility for the correctness of any statements made or opinions expressed or reports contained in this prospectus supplement and the accompanying prospectus. Approval in-principle for the listing and quotation of the Notes on the SGX-ST is not to be taken as an indication of the merits of the issuer or the Notes.

Not an Offer if Prohibited by Law

The distribution of this prospectus supplement and the accompanying prospectus, and the offer of the Notes, may be legally restricted in some countries. If you wish to distribute this prospectus supplement or the accompanying prospectus, you should observe any restrictions. This prospectus supplement and the accompanying prospectus should not be considered an offer and should not be used to make an offer, in any state or country which prohibits the offering.

The Notes may not be offered or sold in Korea, directly or indirectly, or to any resident of Korea, except as permitted by Korean law. For more information, see “Underwriting—Foreign Selling Restrictions.”

Information Presented Accurate as of Date of Document

This prospectus supplement and the accompanying prospectus are the only documents on which you should rely for information about the offering. We have authorized no one to provide you with different information. You should not assume that the information in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of each document.

SUMMARY OF THE OFFERING

This summary highlights selected information from this prospectus supplement and the accompanying prospectus and may not contain all of the information that is important to you. To understand the terms of our Notes, you should carefully read this prospectus supplement and the accompanying prospectus.

The Notes

We are offering US$750,000,000 aggregate principal amount of 4.375% notes due August 10, 2015.

The Notes will bear interest at a rate of 4.375% per annum, payable semi-annually in arrears on February 10 and August 10, beginning on August 10, 2010. Interest on the Notes will accrue from February 10, 2010 and will be computed based on a 360-day year consisting of twelve 30-day months. See “Description of the Notes—Payment of Principal and Interest.”

The Notes will be issued in minimum denominations of US$100,000 principal amount and integral multiples of US$1,000 in excess thereof. The Notes will be represented by one or more global securities registered in the name of a nominee of The Depository Trust Company (“DTC”), as depositary.

The payment of interest and the repayment of principal on the Notes will not be guaranteed by the Government. As of the date of the initial sale of its equity interest in us, our mid-to-long term foreign currency debt then outstanding (including the Notes offered hereby) are expected to be guaranteed by the Government, subject to the authorization of the Government guarantee amount by the National Assembly of the Republic.

We do not have any right to redeem the Notes prior to maturity.

Not later than 60 days following a Change of Support Triggering Event (as defined in “Description of Notes”), we will make an offer to each holder of Notes to repurchase all or any part of such holder’s Notes (a “Change of Support Offer”) at a purchase price equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the repurchase date. See “Description of the Notes—Change of Support Offer.”

Listing

We have received approval in-principle to list the Notes on the SGX-ST. The Notes will be traded on the SGX-ST in a minimum board lot size of US$200,000 for so long as the Notes are listed on the SGX-ST.

Rating

The Notes are expected to be rated “A+” by Fitch Ratings Ltd. (“Fitch”), “A” by Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies Inc. (“S&P”) and “A2” by Moody’s Investors Service, Inc. (“Moody’s”). A rating is not a recommendation to buy, sell or hold securities and may be subject to revision, suspension or withdrawal at any time by the assigning rating organization.

Form and Settlement

We will issue the Notes in the form of one or more fully registered global notes, registered in the name of a nominee of DTC, as depositary. Except as described in the accompanying prospectus under “Description of the Securities—Description of Debt Securities—Global Securities,” the global notes will not be exchangeable for

Notes in definitive registered form, and will not be issued in definitive registered form. Financial institutions, acting as direct and indirect participants in DTC, will represent your beneficial interests in the global notes. These financial institutions will record the ownership and transfer of your beneficial interest through book-entry accounts. You may hold your beneficial interests in the Notes through Euroclear Bank S.A./N.V. (“Euroclear”) or Clearstream Banking, société anonyme (“Clearstream”) if you are a participant in such systems, or indirectly through organizations that are participants in such systems. Any secondary market trading of book-entry interests in the Notes will take place through DTC participants, including Euroclear and Clearstream. See “Clearance and Settlement—Transfers Within and Between DTC, Euroclear and Clearstream.”

Further Issues

We may from time to time, without the consent of the holders of the Notes, create and issue additional debt securities with the same terms and conditions as the Notes in all respects so that such further issue shall be consolidated and form a single series with the Notes. We will not issue any such additional debt securities unless such additional securities have no more than a de minimis amount of original issue discount or such issuance would constitute a “qualified reopening” for U.S. federal income tax purposes.

Delivery of the Notes

We expect to make delivery of the Notes, against payment in same-day funds on or about February 10, 2010, which will be the fifth business day following the date of this prospectus supplement, referred to as “T+5.” You should note that initial trading of the Notes may be affected by the T+5 settlement. See “Underwriting—Delivery of the Notes.”

Underwriting

Daewoo Securities Co. Ltd., one of the underwriters, is our affiliate and has agreed to offer and sell the Notes only outside the United States to non-U.S. persons. See “Underwriting—Relationship with the Underwriters.”

USE OF PROCEEDS

The net proceeds from the issue of the Notes, after deducting the underwriting discount but not estimated expenses, will be US$745,680,000. We will use the net proceeds from the sale of the Notes for our general operations, including extending foreign currency loans and repayment of our maturing debt and other obligations.

RECENT DEVELOPMENTS

This section provides information that supplements the information about our bank and the Republic included under the headings corresponding to the headings below in the accompanying prospectus dated December 11, 2009. Defined terms used in this section have the meanings given to them in the accompanying prospectus. If the information in this section differs from the information in the accompanying prospectus, you should rely on the information in this section.

THE KOREA DEVELOPMENT BANK

Overview

As of September 30, 2009, we had (Won)80,413.2 billion of loans outstanding (including loans, call loans, domestic usance, bills of exchange bought, local letters of credit negotiation and loan-type suspense accounts pursuant to applicable guidelines without adjusting for provision for loan losses and present value discounts), total assets of (Won)156,378.6 billion and total shareholders’ equity of (Won)18,847.6 billion, as compared to (Won)82,734.4 billion of loans outstanding (including loans, call loans, domestic usance, bills of exchange bought, local letters of credit negotiation and loan-type suspense accounts pursuant to applicable guidelines without adjusting for provision for loan losses and present value discounts), (Won)163,849.5 billion of total assets and (Won)17,736.4 billion of total shareholders’ equity as of June 30, 2009. For the nine months ended September 30, 2009, we recorded interest income of (Won)4,076.6 billion, interest expense of (Won)3,596.0 billion and net income of (Won)907.1 billion, as compared to (Won)3,908.6 billion of interest income, (Won)3,562.8 billion of interest expense and (Won)399.8 billion of net income for the nine months ended September 30, 2008.

Capitalization

As of September 30, 2009, our authorized capital was (Won)10,000 billion and capitalization was as follows:

September 30, 2009(1)
(billions of won)
(unaudited)
Long-term debt(2)(3):
Won currency borrowings	3,626.6
Industrial finance bonds	40,336.1
Foreign currency borrowings	4,126.5

Total long-term debt	48,089.2

Capital:
Paid-in capital	9,641.9
Capital surplus	45.8
Capital adjustments	(46.3)
Retained earnings	8,091.6
Accumulated other comprehensive income(4)	1,114.7

Total capital	18,847.6

Total capitalization	66,936.8

(1)	Except as disclosed in this prospectus supplement, there has been no material change in our capitalization since September 30, 2009.
(2)	We have translated borrowings in foreign currencies into Won at the rate of (Won)1,188.7 to US$1.00, which was the market average exchange rate, as announced by the Seoul Money Brokerage Services Ltd., on September 30, 2009.
(3)	As of September 30, 2009, we had contingent liabilities totaling (Won)14,125.3 billion under outstanding guarantees issued on behalf of our clients.

Selected Financial Statement Data

Recent Developments

In October 2009, the Government established KDBFG and KoFC by spinning off a portion of our assets, liabilities and shareholders’ equity as described under the heading “Overview” in the accompanying prospectus. The following balance sheet data show our assets, liabilities and shareholders’ equity before and after the spin-off, as well as assets, liabilities and shareholders’ equity transferred to KDBFG and KoFC. The following income statement data show our income and expenses for the period from January 1, 2009 to October 27, 2009 before the spin-off but do not reflect any effect on our income and expenses resulting from the spin-off. You should read the following financial statement data together with the financial statements and notes included in this prospectus supplement.

	KDB Before Spin-off	KDB Before Spin-off	KDB After Spin-off	KDBFG	KoFC
	As of September 30, 2009	As of October 27, 2009	As of October 27, 2009	As of October 27, 2009	As of October 27, 2009
	(billions of won)
	(unaudited)
Balance Sheet Data
Assets
Cash and due from banks	3,649.9	1,778.3	1,200.6	72.8	504.9
Securities(1)	55,133.8	54,556.8	33,791.4	1,579.6	19,185.8
Loans receivable (net of provision for possible loan losses and present value discounts)	79,130.0	79,328.0	75,315.7	—	4,012.4
Property and equipment	626.9	625.5	547.5	0.3	77.7
Other assets	17,838.1	15,446.8	15,399.3	14.4	33.1

Total assets	156,378.6	151,735.4	126,254.4	1,667.1	23,813.9

Liabilities and Shareholders’ Equity
Deposits	14,249.4	14,073.8	14,073.8	—	—
Borrowings(2)	104,083.2	102,380.6	82,289.7	450.0	19,640.9
Other liabilities	19,198.4	16,464.8	15,224.7	67.1	1,173.0

Total liabilities	137,531.0	132,919.2	111,588.2	517.1	20,813.9

Paid-in capital	9,641.9	9,641.9	9,241.9	300.0	100.0
Capital surplus	45.8	60.7	47.1	13.6	—
Capital adjustments	(46.3)	(38.5)	(34.6)	(0.2)	(3.7)
Accumulated other comprehensive income (loss)	1,114.7	1,101.3	185.6	(14.6)	930.3
Retained Earnings	8,091.6	8,050.9	5,226.3	851.2	1,973.4

Total shareholders’ equity	18,847.6	18,816.2	14,666.2	1,150.0	3,000.0

Total liabilities and shareholders’ equity	156,378.6	151,735.4	126,254.4	1,667.1	23,813.9

(1)	Includes equity securities and debt securities. The following table shows details of equity securities that have been transferred to KDBFG and KoFC in the spin-off.

(a)	Equity securities transferred to KDBFG from KDB

	As of October 27, 2009
Classification	Ownership	Book value
	(billions of won, except percentage)
Daewoo Securities Co., Ltd.	39.1%	1,043.0
KDB Capital Corp.	99.9%	485.3
KDB Asset Management LLP	64.3%	42.4
Korea Infra Asset Management	84.2%	8.9

Total		1,579.6

(b)	Equity securities transferred to KoFC from KDB

	As of October 27, 2009
Classification	Ownership	Book value
	(billions of won, except percentage)
Korea Electric Power Corporation	29.9%	8,981.7
Korea Expressway Corporation	8.8%	1,930.2
Korea Land & Housing Corporation	15.3%	2,491.9
Korea Water Resources Corporation	9.3%	976.4
The Export-Import Bank of Korea	3.1%	200.0
Korea Tourism Organization	43.6%	165.9
Korea Asset Management Corporation	8.1%	146.3
Korea Appraisal Board	30.6%	13.9
Korea Resources Corporation	0.5%	3.2
Seoul Newspaper Co., Ltd.	0.02%	0.03
Industrial Bank of Korea	10.6%	620.2
Hyundai Engineering & Construction Co., Ltd.	11.2%	744.4
Hynix Semiconductor Inc.	5.5%	587.0
Korea Aerospace Industries, Ltd.	30.1%	171.9
SK Networks Co., Ltd.	8.2%	246.1
Daewoo International Corporation	5.3%	153.0

Total		17,432.1

(2)	Borrowings include borrowings and industrial finance bonds.

Period beginning on January 1, 2009 and ending on October 27, 2009 (Before Spin-off)
(billions of won)
(unaudited)
Income Statement Data
Total Interest Income	4,441.8
Total Interest Expenses	3,918.5
Net Interest Income	523.3
Operating Revenues	24,519.9
Operating Expenses	24,308.6
Net Income	866.4

As of October 27, 2009, our total assets after the spin-off decreased by 16.8% to (Won)126,254.4 billion from (Won)151,735.4 billion before the spin-off, primarily due to a 38.1% decrease in securities to (Won)33,791.4 billion from (Won)54,556.8 billion, which was attributable to the transfer of (Won)17,432.1 billion of equity securities and (Won)1,753.7 billion of debt securities to KoFC and (Won)1,579.6 billion of equity securities to KDBFG in connection with the spin-off.

As of October 27, 2009, our total liabilities after the spin-off decreased by 16.0% to (Won)111,588.2 billion from (Won)132,919.2 billion before the spin-off, primarily due to a 19.6% decrease in borrowings to (Won)82,289.7 billion from (Won)102,380.6 billion, which was attributable to the transfer of (Won)19,640.9 billion of borrowings (including (Won)16,795.0 billion of industrial finance bonds) to KoFC and (Won)450.0 billion of borrowings to KDBFG in connection with the spin-off.

As of October 27, 2009, our total shareholders’ equity after the spin-off decreased by 22.1% to (Won)14,666.2 billion from (Won)18,816.2 billion before the spin-off, primarily due to a decrease in retained earnings by (Won)2,824.6 billion, which was mainly attributable to the transfer of (Won)1,973.4 billion of retained earnings to KoFC and (Won)851.2 billion of retained earnings to KDBFG in connection with the spin-off.

From January 1, 2009 to October 27, 2009, we recorded net income of (Won)866.4 billion before the spin-off. Principal factors for the net income for such period includes (a) net gains on disposal of available-for-sale securities of (Won)601.7 billion, primarily due to gains from the sale of our equity interest in Doosan Heavy Industries & Construction, Hyundai Engineering & Construction and SK Networks, (b) net valuation gains on equity method investments of (Won)525.8 billion, primarily due to gain from our investment in KEPCO and (c) net interest income of (Won)523.3 billion, primarily due to income from interest on loans. The above factors were partially offset by provision for loan losses of (Won)575.5 billion during such period.

Results of Operations

The following tables present unaudited financial information for the nine months ended September 30, 2008 and 2009 and as of June 30, 2009 and September 30, 2009:

	Nine Months Ended September 30,
	2008	2009
	(unaudited)
Income Statement Data
Total Interest Income	3,908.6	4,076.6
Total Interest Expenses	3,562.8	3,596.0
Net Interest Income	345.8	480.6
Operating Revenues	27,041.9	22,780.2
Operating Expenses	26,703.9	22,562.5
Net Income	399.8	907.1

	As of June 30, 2009	As of September 30, 2009
	(unaudited)
Balance Sheet Data
Total Loans(1)	82,734.4	80,413.2
Total Borrowings(2)	122,112.6	118,332.6
Total Assets	163,849.5	156,378.6
Total Liabilities	146,113.1	137,531.0
Shareholders’ Equity	17,736.4	18,847.6

(1)	Gross amount, which includes loans, call loans, domestic usance, bills of exchange bought, local letters of credit negotiation and loan-type suspense accounts pursuant to applicable guidelines without adjusting for provision for loan losses and present value discounts.
(2)	Total Borrowings include deposits, call money, borrowings and industrial finance bonds.

Nine Months Ended September 30, 2009

For the nine months ended September 30, 2009, we had net income of (Won)907.1 billion compared to net income of (Won)399.8 billion for the nine months ended September 30, 2008.

Principal factors for the increase in net income for the nine months ended September 30, 2009 compared to the nine months ended September 30, 2008 included:

•

an increase in net valuation gains on equity method investments to (Won)525.5 billion in the nine months ended September 30, 2009 from (Won)153.4 billion in the same period of 2008, primarily due to gain from our investment in KEPCO;

•

an increase in net gains on disposal of available-for-sale securities to (Won)590.7 billion in the nine months ended September 30, 2009 from (Won)259.6 billion in the same period of 2008, primarily due to gains from the sale of our equity interest in Doosan Heavy Industries & Construction, Hyundai Engineering & Construction and SK Networks;

•	an increase in net interest income to (Won)480.6 billion in the nine months ended September 30, 2009 from (Won)345.8 billion in the same period of 2008, primarily due to increased interest on loans;

•

an increase in dividend income to (Won)278.5 billion in the nine months ended September 30, 2009 from (Won)186.4 billion in the same period of 2008, primarily due to dividend income from 3rd KDB Securitization Co., Korea Land & Housing Corporation and Hyundai Engineering & Construction; and

•	an increase in commission income to (Won)280.5 billion in the nine months ended September 30, 2009 from (Won)220.4 billion in the same period of 2008, primarily from trade finance activities.

The above factors were partially offset by an increase in provision for possible loan losses to (Won)574.6 billion in the nine months ended September 30, 2009 from (Won)139.9 billion in the same period of 2008, primarily due to increased non-performing loans.

Loans to Financially Troubled Companies

We have credit exposure (including loans, guarantees and equity investments) to a number of financially troubled Korean companies including Ssangyong Motor Company, Amuty Shinchon Securitization Specialty Corporation, Daewoo Electronics, Eastern Marine S.A. (a special purpose vehicle that acquired Daewoo Logistics’ debt) and YBS. As of September 30, 2009, our credit extended to these companies totaled (Won)595.8 billion, accounting for 0.4% of our total assets as of such date.

As of September 30, 2009, our exposure (including loans classified as substandard or below and equity investment classified as estimated loss or below) to Ssangyong Motor Company increased to (Won)304.8 billion from (Won)238.2 billion as of June 30, 2009, primarily due to extension of additional loans to Ssangyong Motor Company to support its corporate restructuring. As of September 30, 2009, our exposure to Amuty Shinchon Securitization Specialty Corporation remained unchanged at (Won)149.1 billion compared to June 30, 2009. As of September 30, 2009, our exposure to Daewoo Electronics slightly increased to (Won)68.6 billion from (Won)68.1 billion as of June 30, 2009. As of September 30, 2009, our exposure to Eastern Marine S.A. decreased to (Won)37.0 billion from (Won)122.1 billion as of June 30, 2009, primarily due to the write-off of certain of our exposure to Eastern Marine S.A. As of September 30, 2009, our exposure to YBS decreased to (Won)36.3 billion from (Won)41.3 billion as of June 30, 2009, primarily due to the appreciation of the Won against the Dollar.

As of September 30, 2009, we established provisions of (Won)61.0 billion for our exposure to Ssangyong Motor Company, (Won)29.8 billion for Amuty Shinchon Securitization Specialty Corporation, (Won)13.7 billion for Daewoo Electronics, (Won)37.0 billion for Eastern Marine S.A. and (Won)7.3 billion for YBS.

For the nine months ended September 30, 2009, we did not sell any non-performing loans to the Korea Asset Management Corporation, or KAMCO.

In January 2010, Kumho Tires Co., Inc. and Kumho Industrial Co., Ltd. agreed with their creditors, including us, to begin an out-of-court debt restructuring program under the Corporate Restructuring Promotion Act. The creditors plan to present a final debt work-out plan for both companies by the end of February 2010, which may include debt-to-equity swaps or extensions of additional credit. In addition, we and other creditors of Kumho Petrochemical Co., Ltd. and Asiana Airlines decided to freeze the repayment of both companies’ debt until the end of December 31, 2010. These four companies are members of Kumho Asiana Group, which is undergoing financial difficulties as a result of its heavily leveraged purchase of Daewoo Engineering & Construction Co., Ltd., or Daewoo E&C, in 2006. We, as the main creditor of Kumho Asiana Group, are currently discussing with Kumho Asiana Group and financial investors in Daewoo E&C a plan to purchase a controlling stake in Daewoo E&C through a private equity fund.

Based on our unaudited internal management accounts, as of December 31, 2009, our exposure to Kumho Tires, Kumho Industrial, Kumho Petrochemical and Asiana Airlines was (Won)863.5 billion, (Won)113.5 billion, (Won)835.7 billion and (Won)847.7 billion, respectively. Based on our unaudited internal management accounts, as of December 31, 2009, we established provisions of (Won)130.7 billion, (Won)3.2 billion, (Won)6.9 billion and (Won)6.6 billion for our exposure to Kumho Tires, Kumho Industrial, Kumho Petrochemical and Asiana Airlines, respectively.

Financial Statements and the Auditors

KOREA DEVELOPMENT BANK

Interim non-consolidated statement of financial position (Unaudited)

As of October 27, 2009 (Before spin-off)

(Korean won in millions)	October 27, 2009 (Unaudited)
Assets
Cash and due from banks (Note 3)	(Won)	1,778,265
Securities (Notes 1, 4, 10):
Trading securities		966,154
Available-for-sale securities		37,369,671
Held-to-maturity securities		2,591,777
Equity method investments		13,629,164

		54,556,766
Loans receivable, less allowance for possible losses of (Won)1,275,498 million and less deferred loan fees of (Won)7,150 million at October 27, 2009 (Notes 1, 5, 10)		79,328,041
Property and equipment (Notes 1, 6)		625,548
Other assets:
Allowance for possible losses for other assets (Note 5)		(39,118)
Intangible assets		32,262
Guarantee deposits		111,178
Accounts receivable		4,738,259
Accrued income		611,348
Prepaid expenses		125,564
Deferred income tax assets (Notes 1, 14)		68,993
Derivative assets (Note 11)		9,153,676
Miscellaneous assets		644,604

		15,446,766

Total assets	(Won)	151,735,386

(Continued)

See accompanying notes.

KOREA DEVELOPMENT BANK

Interim non-consolidated statement of financial position (Unaudited)

As of October 27, 2009 (Before spin-off)

(Korean won in millions)	October 27, 2009 (Unaudited)
Liabilities and equity
Liabilities:
Deposits (Note 7)	(Won)	14,073,795
Borrowing liabilities (Note 8)		102,380,553
Other liabilities:
Severance and retirement benefits, less deposits for severance and retirement of (Won)21,210 million at October 27, 2009		41,028
Allowance for possible losses on acceptances and guarantees (Notes 1, 9)		170,971
Allowance for possible losses on unused loan commitments (Notes 1, 9)		116,882
Due to trust accounts		338,398
Exchange payable		43,783
Accounts payable		4,712,555
Accrued expenses		1,003,199
Unearned revenues		52,246
Deposits for letter of guarantees		60,166
Deferred income tax liabilities (Notes 1, 14)		1,174,473
Derivative liabilities (Note 11)		8,127,066
Miscellaneous liabilities		624,059

		16,464,826

Total liabilities		132,919,174
Equity:
Paid-in capital (Notes 1, 12)		9,641,861
Capital surplus (Notes 1, 12)		60,665
Capital adjustment (Notes 1, 12)		(38,531)
Accumulated other comprehensive income (loss) (Notes 1, 4, 16)		1,101,285
Retained earnings (Notes 1, 12):
Legal reserve		7,178,115
Unappropriated retained earnings		872,817

		8,050,932

Total equity		18,816,212

Total liabilities and equity	(Won)	151,735,386

See accompanying notes.

KOREA DEVELOPMENT BANK

Interim non-consolidated statement of financial position (Unaudited)

As of October 27, 2009 (After spin-off)

(Korean won in millions)	October 27, 2009 (Unaudited)
Assets
Cash and due from banks (Note 3)	(Won)	1,200,564
Securities (Notes 1, 4, 10):
Trading securities		966,154
Available-for-sale securities		27,517,334
Held-to-maturity securities		2,591,777
Equity method investments		2,716,097

		33,791,362
Loans receivable, less allowance for possible losses of (Won)1,241,872 million and less deferred loan fees of (Won)7,150 million at October 27, 2009 (Notes 1, 5, 10)		75,315,691
Property and equipment (Notes 1, 6)		547,498
Other assets:
Allowance for possible losses for other assets (Note 5)		(39,118)
Intangible assets		31,365
Guarantee deposits		111,178
Accounts receivable		4,724,793
Accrued income		587,111
Prepaid expenses		116,933
Deferred income tax assets (Notes 1, 14)		68,993
Derivative assets (Note 11)		9,153,676
Miscellaneous assets		644,338

		15,399,269

Total assets	(Won)	126,254,384

(Continued)

See accompanying notes.

KOREA DEVELOPMENT BANK

Interim non-consolidated statement of financial position (Unaudited)

As of October 27, 2009 (After spin-off)

(Korean won in millions)	October 27, 2009 (Unaudited)
Liabilities and equity
Liabilities:
Deposits (Note 7)	(Won)	14,073,795
Borrowing liabilities (Note 8)		82,289,699
Other liabilities:
Severance and retirement benefits, less deposits for severance and retirement of (Won)21,210 million at October 27, 2009		41,028
Allowance for possible losses on acceptances and guarantees (Notes 1, 9)		170,908
Allowance for possible losses on unused loan commitments (Notes 1, 9)		116,176
Due to trust accounts		338,398
Exchange payable		43,783
Accounts payable		4,708,828
Accrued expenses		874,350
Unearned revenues		52,237
Deposits for letter of guarantees		60,166
Deferred income tax liabilities (Notes 1, 14)		67,678
Derivative liabilities (Note 11)		8,127,066
Miscellaneous liabilities		624,060

		15,224,678

Total liabilities		111,588,172
Equity:
Paid-in capital (Notes 1, 12)		9,241,861
Capital surplus (Notes 1, 12)		47,101
Capital adjustment (Notes 1, 12)		(34,649)
Accumulated other comprehensive income (Notes 1, 4, 16)		185,593
Retained earnings (Notes 1, 12):
Legal reserve		4,353,489
Unappropriated retained earnings		872,817

		5,226,306

Total equity		14,666,212

Total liabilities and equity	(Won)	126,254,384

See accompanying notes.

KOREA DEVELOPMENT BANK

Interim non-consolidated statement of income (Unaudited)

For the period from January 1, 2009 to October 27, 2009

(Korean won in millions)	January 1, 2009 to October 27, 2009 (Unaudited)
Operating revenue:
Interest income:
Interest on due from banks	(Won)	96,599
Interest on investment securities		1,206,249
Interest on loans receivable		3,118,284
Others		20,649

		4,441,781
Gain on valuation and disposal of securities:
Gain on disposal of trading securities		30,749
Gain on valuation of trading securities		3,023
Gain on disposal of available-for-sale securities		663,973
Gain on disposal of equity method investments		1,171

		698,916
Gain on disposal of loans receivable		24,003
Gain on foreign currency transactions		2,389,132
Fees and commission income		300,130
Dividends income		278,505
Other operating income:
Fees and commission from trust accounts		12,586
Gain on derivative transactions (Note 11)		11,387,001
Gain on valuation of derivatives (Note 11)		4,290,152
Gain on valuation of hedged items (Note 11)		693,676
Others		3,998

		16,387,413

Total operating revenue		24,519,880
Operating expenses:
Interest expense:
Interest on deposits		424,035
Interest on borrowings		785,124
Interest on debentures		2,685,268
Others		24,109

		3,918,536

(Continued)

See accompanying notes.

KOREA DEVELOPMENT BANK

Interim non-consolidated statement of income (Unaudited)

For the period from January 1, 2009 to October 27, 2009

(Korean won in millions)	January 1, 2009 to October 27, 2009 (Unaudited)
Loss on valuation or disposal of securities:
Loss on disposal of trading securities	(Won)	31,532
Loss on valuation of trading securities		4,177
Loss on disposal of available-for-sale securities		62,263
Loss on disposal of equity method investments		1,006
Impairment on available-for-sale securities		63,246
Impairment on investment in beneficiary certificates		6,320

		168,544
Provision of allowance for possible loan losses (Note 5)		575,474
Loss on disposal of loans receivable		1,286
Loss on foreign currency transactions		2,849,453
Fees and commission expenses		25,781
General and administrative expenses (Note 13)		340,490
Other operating expenses:
Provision of allowance for possible losses on acceptances and guarantees (Note 9)		57,496
Provision of allowances for unused loan commitments (Note 9)		14,026
Loss on derivative transactions (Note 11)		11,566,845
Loss on valuation of derivatives (Note 11)		4,495,333
Loss on valuation of hedged items (Note 11)		145,000
Utility service fee		402
Contributions to credit management fund		76,362
Others		73,553

		16,429,017

Total operating expenses		24,308,581

Operating income		211,299

Non-operating income (expense):
Loss on disposal of property and equipment, net		(51)
Rental income		786
Gain on valuation of equity method investments, net (Note 4)		525,808
Others, net		192,659

		719,202

Income before income taxes		930,501
Income tax expense (Note 14)		64,073

Net income	(Won)	866,428

See accompanying notes.

KOREA DEVELOPMENT BANK

Interim non-consolidated statement of changes in equity (Unaudited)

For the period from January 1, 2009 to October 27, 2009

	January 1, 2009 to October 27, 2009 (Unaudited)
(Korean won in millions)	Paid-in capital		Capital surplus		Capital adjustments		Accumulated other comprehensive income(loss)		Retained earnings		Total
As of January 1, 2009 (Audited)	(Won)	8,741,861	(Won)	44,373		—	(Won)	(249,015)	(Won)	7,178,115	(Won)	15,715,334
Injection of paid-in capital		900,000		—				—		—		900,000
Disposal of equity method investments		—		1,388		—		—		—		1,388
Discount on stock issuance		—		—		(46,281)		—		—		(46,281)
Net income		—		—		—		—		866,428		866,428
Unrealized gain on available-for-sale securities		—		—		—		1,077,847		—		1,077,847
Changes in unrealized gain on valuation of equity method investments (Note 4)		—		—		—		107,107		—		107,107
Changes in unrealized loss on valuation of equity method investments (Note 4)		—		—		—		188,000		—		188,000
Changes in retained earnings on valuation of equity method investments		—		—		—		—		6,389		6,389
Others		—		14,904		7,750		(22,654)		—		—
Spin-off (Note 2)		(400,000)		(13,564)		3,882		(915,692)		(2,824,626)		(4,150,000)

As of October 27, 2009 (unaudited)	(Won)	9,241,861	(Won)	47,101	(Won)	(34,649)	(Won)	185,593	(Won)	5,226,306	(Won)	14,666,212

See accompanying notes.

KOREA DEVELOPMENT BANK

Interim non-consolidated statement of cash flows (Unaudited)

For the period from January 1, 2009 to October 27, 2009

(Korean won in millions)	January 1, 2009 to October 27, 2009 (Unaudited)
Cash flows from operating activities:
Net income	(Won)	866,428
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation		16,252
Amortization of intangible assets		8,918
Provision of allowance for possible loan losses, net		611,542
Provision for severance and retirement benefits		19,369
Loss on valuation of trading securities, net		1,154
Impairment losses on available-for-sale securities, net		63,246
Gain on valuation of equity method investments, net		(525,808)
Loss on foreign exchange translations, net		460,321
Loss on disposal of property and equipment, net		51
Loss on valuation of derivative instruments, net		205,181
Gain on fair value hedged items, net		(548,676)
Provision of allowance for possible losses on acceptances and guarantees losses		57,496
Provision of allowance for possible losses on unused credit lines and cash advance commitments		14,026
Others, net		22,866
Changes in operating assets and liabilities:
Trading securities		(541,617)
Available-for-sale securities		(1,976,971)
Held-to-maturity securities		528,155
Loans receivable		(4,294,852)
Accounts receivable		(304,964)
Accrued income		8,154
Prepaid expenses		77,705
Unearned revenues		(25,906)
Deferred income tax liabilities, net		3,747,901
Derivative instruments, net		(240,786)
Payment of severance and retirement benefits		(65,585)
Due to trust accounts		(83,302)
Accounts payable		94,317
Accrued expenses		(120,782)
Others, net		(664,784)

Total adjustments		(3,457,379)

Net cash used in operating activities		(2,590,951)

(Continued)

See accompanying notes.

KOREA DEVELOPMENT BANK

Interim non-consolidated statement of cash flows (Unaudited)

For the period from January 1, 2009 to October 27, 2009

(Korean won in millions)	January 1, 2009 to October 27, 2009 (Unaudited)
Cash flows from investing activities:
Purchase of property and equipment	(Won)	(6,391)
Proceeds from disposal of property and equipment		1,105
Purchase of intangible assets		(11,997)
Decrease in due from bank, net		3,216,047
Increase in equity method securities		(681,169)
Decrease in guarantee deposits		179

Net cash provided by investing activities		2,517,774

Cash flows from financing activities:
Repayment of borrowings, net		(32,333)
Increase in bonds sold under repurchase agreements, net		1,729,782
Redemption of bills sold, net		(132)
Proceeds from debentures, net		5,837
Increase in exchange payable, net		23,789
Decrease in deposits, net		(2,694,734)
Proceeds from call money, net		744,438
Injection of paid-in capital		853,719

Net cash provided by financing activities		630,366
Spin-off (Note 2)		(577,701)

Net decrease in cash and cash equivalents		(20,512)
Cash and cash equivalents at the beginning of the period		58,280

Cash and cash equivalents at the end of the period	(Won)	37,768

See accompanying notes.

KOREA DEVELOPMENT BANK

Notes to interim non-consolidated financial statements (Unaudited)

October 27, 2009

1. Corporate information

Korea Development Bank (the “Bank”) was established in 1954 in accordance with the Korea Development Bank Act of the Republic of Korea to supply and manage major industrial funds for the promotion of the industrial development and advancement of the national economy. The Bank has 44 local branches, 7 overseas branches, 5 overseas subsidiaries and 2 overseas offices as of October 27, 2009. The Bank is engaged in the banking business under the Korea Development Bank Act and other related regulations and in the trust business in accordance with the Financial Investment Services and Capital Markets Act.

The Bank’s spin-off

On October 28, 2009, the Bank spun-off its public finance unit and financial subsidiaries business support unit into Korea Finance Corporation (“KoFC”) and KDB Financial Group Inc. (“KDBFG”), respectively, according to a resolution made at the Board of Directors meeting held on September 8, 2009 for the proposed spin-off and another resolution made at the special general meeting of shareholder held on September 23, 2009 for the approval of the spin-off. New shares of the two new entities were issued and distributed to the Bank’s shareholder as of the spin-off date on a pro-rata basis, and the Bank continues its remaining operations. The Bank and the new entities will be jointly and severally liable for all liabilities existing prior to the spin-off.

The amount of the Bank’s assets transferred to the new entities was determined by the provisions of the spin-off plan (the “Spin-off Plan”) approved at the aforementioned Board of Directors meeting and special general meeting of shareholder. All assets, where possible, were transferred at their book values as of the day immediately preceding the spin-off date; otherwise, the remaining assets were transferred at their book values as of September 30, 2009.

Due to the merger between Korea Land Corporation and Korea National Housing Corporation, where the entity interests of both entities had originally been held by the Bank and were later transferred to KoFC during the spin-off process, there may be some corporate tax issues in the foreseeable future.

KOREA DEVELOPMENT BANK

Notes to interim non-consolidated financial statements (Unaudited)—(Continued)

October 27, 2009

Summary of financial position

	Before spin-off (*3)		After spin-off (*1, 4)
Classification	Bank		KoFC		KDBFG		Bank
Assets
Cash and due from banks (*1)	(Won)	1,778,265	(Won)	504,935	(Won)	72,766	(Won)	1,200,564
Securities (*2)		54,556,766		19,185,760		1,579,644		33,791,362
Loans receivable		79,328,041		4,012,350		—		75,315,691
Property and equipment		625,548		77,748		302		547,498
Other assets		15,446,766		33,135		14,362		15,399,269

Total assets	(Won)	151,735,386	(Won)	23,813,928	(Won)	1,667,074	(Won)	126,254,384

Liabilities
Deposits (*1)	(Won)	14,073,795	(Won)	—	(Won)	—	(Won)	14,073,795
Borrowing liabilities		102,380,553		19,640,893		449,961		82,289,699
Other liabilities		16,464,826		1,173,035		67,113		15,224,678

Total liabilities		132,919,174		20,813,928		517,074		111,588,172
Equity
Paid-in capital		9,641,861		100,000		300,000		9,241,861
Capital surplus		60,665		—		13,564		47,101
Capital adjustment		(38,531)		(3,697)		(185)		(34,649)
Accumulated other comprehensive income (loss)		1,101,285		930,260		(14,568)		185,593
Retained earnings		8,050,932		1,973,437		851,189		5,226,306

Total equity		18,816,212		3,000,000		1,150,000		14,666,212

Total liabilities and equity	(Won)	151,735,386	(Won)	23,813,928	(Won)	1,667,074	(Won)	126,254,384

(*1)	The Bank transferred all accounts related to the spin-off at book value in accordance with the Korea Financial Accounting Standards Interpretation 49-55.
(*2)	Any securities tax related issues will be allocated to the respective entity according to the Spin-off Plan.
(*3)	“Before spin-off” represents the date immediately before the spin-off as of October 27, 2009
(*4)	“After spin-off” represents the date immediately after the spin-off as of October 27, 2009

2. Summary of significant accounting policies

Basis of financial statement preparation

The Bank maintains its official accounting records in Korean won and prepares statutory financial statements in the Korean language in conformity with accounting principles generally accepted in the Republic of Korea (henceforth “Korean GAAP”) with the exception of overseas branches and subsidiaries, where the Bank used financial statements prepared in accordance with the financial accounting standards generally accepted in their jurisdictions, with adjustments to align with Korean GAAP if the adjustments materially effects the Bank’s financial statements. Certain accounting principles applied by the Bank that conform with financial accounting standards and accounting principles in the Republic of Korea may not conform with generally accepted

KOREA DEVELOPMENT BANK

Notes to interim non-consolidated financial statements (Unaudited)—(Continued)

October 27, 2009

accounting principles in other countries. Accordingly, these financial statements are intended for use by those who are informed about Korean accounting principles and practices. In the event of any differences in interpreting the interim non-consolidated financial statements or the independent accountants’ review report thereon, the Korean version, which is used for regulatory reporting purposes, shall prevail. The accompanying interim non-consolidated financial statements have been condensed, restructured and translated into English (with certain expanded descriptions) from the Korean language financial statements.

These interim non-consolidated financial statements do not disclose all information and disclosures required in the annual non-consolidated financial statements, and should be read in conjunction with the annual non-consolidated financial statements as of December 31, 2008.

The accounting policies adopted in the preparation of the interim non-consolidated financial statements are consistent with those followed in the preparation of the annual non-consolidated financial statements for the year ended December 31, 2008, and they are as follows:

Recognition of interest income

Interest income on loans and investments is recognized on an accrual basis. However, interest income on loans overdue or dishonored is recognized on a cash basis except for those secured and guaranteed by financial institutions for which the interest is recognized on an accrual basis.

Securities

Securities are classified as either trading, held-to-maturity or available-for-sale securities, as appropriate, and are initially measured at cost, including incidental expenses. The Bank determines the classification of its investments after initial recognition, and, where allowed and appropriate, re-evaluates this designation at each fiscal year end.

Securities that are acquired and held principally for the purpose of selling them in the near term are classified as trading securities. Debt securities which carry fixed or determinable principal payments and a fixed maturity are classified as held-to-maturity, if the Bank has the positive intention and ability to hold to maturity. Securities that are not classified as either trading or held-to-maturity are classified as available-for-sale securities.

After initial measurement, available-for-sale securities are measured at fair value with unrealized gains or losses being recognized as other comprehensive income in equity. Likewise, trading securities are also measured at fair value after initial measurement but with unrealized gains or losses reported as part of net income. Held-to-maturity securities are measured at amortized cost after initial measurement. The cost is computed as the amount initially recognized minus principal repayments, plus or minus the cumulative amortization using the effective interest method, of any difference between the initially recognized amount and the maturity amount.

The fair value of trading and available-for-sale securities that are traded actively in the open market (marketable securities) is measured at the closing price of those securities at the reporting date. Non-marketable equity securities are carried at a value announced by a public independent credit rating agency. If application of such measurement method is not feasible, non-marketable equity securities are measured at cost less impairment, if any, subsequent to initial recognition. Non-marketable debt securities are carried at the present value of their future cash flows discounted using an appropriate interest rate which reflects the issuer’s credit rating, as announced by a public independent credit rating agency.

KOREA DEVELOPMENT BANK

Notes to interim non-consolidated financial statements (Unaudited)—(Continued)

October 27, 2009

When held-to-maturity securities are reclassified to available-for-sale, those securities are accounted for at fair value on the reclassification date and the difference between the fair value and book value is reported in other comprehensive income as a gain or loss on valuation of available-for-sale securities. When available-for-sale securities are reclassified to held-to-maturity, gains or losses on valuation of these available-for-sale securities, which had been recorded until the reclassification date, continue to be included in accumulated other comprehensive income and are amortized using the effective interest rate method. Such amortization amount is credited or charged to interest income or expense until maturity. Once the reclassification is made, trading securities cannot be reclassified to available-for-sale securities or held-to-maturity securities and vice versa except in rare circumstances only. In addition, when certain trading securities become non-marketable, such securities are reclassified to available-for-sale at fair value as of the reclassification date.

If the recoverable amount of a held-to-maturity security and available-for-sale security is less than acquisition cost or carrying value, and such decline is deemed other than temporary, such security is adjusted to its recoverable amount with an impairment loss charged to the statement of income after eliminating any gains and losses previous recorded in accumulated other comprehensive income for temporary changes. A subsequent recovery is also recorded in the statement of income to the extent of the previously recorded impairment losses if such recovery is attributable to an event occurring subsequent to the recognition of the impairment losses.

Equity method investments

Investments in entities over which the Bank has control or significant influence are accounted for using the equity method. Investment securities which allow the Bank a significant influence over the investee are valued using the equity method of accounting. The Bank considers that it has a significant influence on an investee if the Bank holds more than 15% of voting shares.

Under the equity method of accounting, the Bank’s initial investment in an investee is recorded at acquisition cost. Subsequently, the carrying amount of the investment is adjusted to reflect the Bank’s share of income or loss of the investee in the statement of income and share of changes in equity that have been recognized directly in the equity of the investee in the related equity account of the Bank on the statement of financial position. If the Bank’s share of losses of the investee equals or exceeds its interest in the investee, it suspends recognizing its share of further losses. However, if the Bank has other long-term interests in the investee, it continues recognizing its share of further losses to the extent of the carrying amount of such long-term interests. The Bank resumes the application of the equity method if the Bank’s share of income or change in equity of an investee exceeds the Bank’s share of losses accumulated during the period of suspension of the equity method of accounting.

At the date of acquisition, the difference between the acquisition cost of the investee and the Bank’s share of the net fair value of the investee’s identifiable assets and liabilities is accounted for as goodwill or negative goodwill. Goodwill is amortized over its useful life of five years using the straight-line method and the amortization expense is included as part of valuation gain or loss on equity method investments in the statement of income. Negative goodwill is amortized based on the investee’s accounting treatments on the related assets and liabilities and is credited or charged to valuation gain or loss on equity method investments in the statement of income.

The Bank’s share in the investee’s unrealized profits and losses resulting from transactions between the Bank and its investee is eliminated.

KOREA DEVELOPMENT BANK

Notes to interim non-consolidated financial statements (Unaudited)—(Continued)

October 27, 2009

Allowance for possible loan losses

The Bank provides for possible loan losses based on the borrowers’ future debt servicing ability (forward looking criteria) as determined by a credit rating model developed by the Bank. This credit rating model includes financial and non-financial factors of borrowers and classifies the borrowers’ credit risk. Allowances are determined by applying the following minimum percentages to the various credit risk ratings:

Loan classifications	Minimum provision percentages (%)
Normal	0.85
Precautionary	7
Substandard	20
Doubtful	50
Expected Loss	100

Troubled debt restructuring

If the present value of a loan is different from its book value due to a rescheduling of terms as agreed by the lender and borrower (as in the case of court receivership, court mediation or workout), the difference between the present value of the restructured loan future cash flows and book value of the loan is recorded as an allowance for possible loan loss. The difference recorded as an allowance is amortized to current earnings over the related period using the effective interest rate method. The amortization is recorded as part of interest income.

Deferred loan fees and expenses

The Bank defers and amortizes certain fees received from borrowers and expenses paid to third parties associated with originating certain loans. Such fees and expenses are amortized over the life of the associated loan using the straight-line method.

Valuation of long-term receivables (payables) at present value

Receivables or payables arising from long-term installment transactions are stated at present value. The difference between the carrying amount of these receivables or payables and their present value is amortized using the effective interest rate method and is credited or charged to the statement of income over the installment period.

Property and equipment

Property and equipment are stated at cost. Maintenance and repairs are expensed in the year in which they are incurred. Expenditures which enhance the value or extend the useful lives of the related assets are capitalized as additions to property and equipment.

KOREA DEVELOPMENT BANK

Notes to interim non-consolidated financial statements (Unaudited)—(Continued)

October 27, 2009

Depreciation of property and equipment is provided using the straight-line method for buildings and the declining balance method for all other property and equipment over the following estimated useful life of assets:

Year
Buildings	20 ~ 50
Furniture and fixture	10 ~ 40
Computer equipment	4
Vehicles	4
Others	4

The Bank recognizes an impairment loss when the carrying amount of an asset exceeds its recoverable amount. The impairment loss is recognized in the statement of income immediately to reduce the carrying amount of the asset to its recoverable amount. If there is a subsequent recovery from the impairment, a reversal of the previous impairment loss to the extent of the original carrying amount is also recognized in the statement of income.

Intangible assets

Intangible assets of the Bank consist of trademarks, development costs and software, which are stated at cost less accumulated amortization. Intangible assets are amortized using the straight-line method over a period of four to five years.

Impairment of assets

When the recoverable amount of an asset is less than its carrying amount, the decline in value, if material, is deducted from the carrying amount and recognized as an asset impairment loss in the current period.

Bond purchased under resale agreement and bonds sold under repurchase agreements

Bond purchased or sold under resale or repurchase agreements are included in loans and borrowings, respectively. The difference between the selling and repurchase price is treated as interest and is accrued evenly over the period covered by the agreements.

Debenture issuance costs

Debenture issuance costs are amortized as an interest expense over the redemption term using the effective interest rate method.

Accrued severance and retirement benefits

In accordance with the Employee Retirement Benefit Security Act and the Bank’s regulations, employees and directors terminating their employment with at least one year of service are entitled to severance and retirement benefits, based on the rates of pay in effect at the time of termination, years of service and certain other factors.

KOREA DEVELOPMENT BANK

Notes to interim non-consolidated financial statements (Unaudited)—(Continued)

October 27, 2009

Provisions and contingent liabilities

Provisions are recognized when the Bank has a present obligation (legal or constructive) as a result of a past event, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and a reliable estimate can be made on the amount of the obligation. The provision is used only for expenditures for which the provision was originally recognized. If the effect of the time value of money is material, provisions are stated at present value.

Confirmed acceptances and guarantees, unconfirmed acceptances and guarantees and bills endorsed are not recognized on the statement of financial position, but are disclosed as off-statement of financial position items in the notes to the financial statements. The Bank provides a provision for such off-statement of financial position items, applying a Credit Conversion Factor (“CCF”) and provision rates, and records the provision as an allowance for possible losses on acceptances and guarantees.

The Bank records an allowance for a certain portion of unused credit lines and cash advance commitments. The Bank records the provision for such unused balances as a reserve for possible losses on unused commitments and cash advance commitments which are calculated by applying a CCF and the minimum required provision percentage given by the Regulation on the Supervision of Banking Business.

Income taxes

Current tax assets and liabilities for the current and prior periods are measured at the amount expected to be recovered from, or paid to, the tax authorities. Deferred income taxes are provided using the liability method for the tax effect of temporary differences between the tax bases of assets and liabilities and their reported amounts in the accompanying financial statements. Deferred tax assets and liabilities are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. In addition, current tax and deferred tax are charged or credited directly to equity if the tax relates to items that are charged or credited directly to equity.

Translation of foreign currency and financial statements of overseas branches

Transactions involving foreign currencies are recorded at the exchange rates prevailing at the time the transactions are made. Assets and liabilities denominated in foreign currencies are translated into Korean won using the exchange rates of (Won)1,180.4 to US$1, the rates in effect on October 27, 2009. Resulting translation gains and losses are credited or charged to current operations.

Accounting records of the overseas branches are maintained in foreign currencies. In translating financial statements of overseas branches, the Bank applies the appropriate rate of exchange at the reporting date.

Derivative financial instruments

Derivative financial instruments are presented as assets or liabilities valued principally at the fair value of the rights or obligations associated with the derivative contracts. The unrealized gain or loss from a derivative transaction with the purpose of hedging the exposure to changes in the fair value of a recognized asset or liability or unrecognized firm commitment is recognized in current operations. For a derivative instrument with the purpose of hedging the exposure to the variability of cash flows of a recognized asset or liability or a forecasted transaction, the hedge-effective portion of the derivative instrument’s gain or loss is deferred as other comprehensive income in equity. The ineffective portion of the gain or loss is charged or credited to current

KOREA DEVELOPMENT BANK

Notes to interim non-consolidated financial statements (Unaudited)—(Continued)

October 27, 2009

operations. Derivative instruments that do not meet the criteria for hedge accounting, or contracts for which the Bank has not elected hedge accounting are measured at fair value with unrealized gains or losses reported in current operations.

Accounting for the trust accounts

The Bank recognizes, in accordance with the Financial Investment Services and Capital Markets Act, trust fees earned from the trust accounts as income from trust operations. If losses are incurred on trust accounts that have a guarantee of principal repayment, the losses are recognized as a loss from trust operations.

Significant judgments and accounting estimates

The preparation of financial statements in accordance with Korean GAAP requires management to make judgments, estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3. Cash and due from banks

Cash and due from banks as of October 27, 2009 consist of the following (Korean won in millions):

	October 27, 2009 (Unaudited)
Cash and cash equivalents in Korean won	(Won)	30,950
Cash and cash equivalents in foreign currency		6,818
Due from banks in Korean won		422,313
Due from banks in Korean won		740,483

	(Won)	1,200,564

Restricted balances in due from banks as of October 27, 2009 are summarized as follows (Korean won in millions):

Counterparty	October 27, 2009 (Unaudited)		Restriction
Bank of Korea (“BOK”)	(Won)	466,222	Reserve for payment of deposit
Kookmin Bank		106,267	Reserve for payment of principal on behalf special purpose entities
Shinhan Bank		35,586	Reserve for payment of principal on behalf special purpose entities
Industrial and Commercial Bank of China (“ICBC”) Shanghai and others		46,294	Reserve for payment of deposit by the local law

	(Won)	654,369

KOREA DEVELOPMENT BANK

Notes to interim non-consolidated financial statements (Unaudited)—(Continued)

October 27, 2009

4. Securities

Trading securities as of October 27, 2009 consist of the following (Korean won in millions):

	Annual interest rate (%)	October 27, 2009 (Unaudited)
Equity securities	—	(Won)	10,054
Government and public bonds	4.0 ~ 5.8		451,268
Corporate bonds	2.9 ~ 6.1		41,355
Commercial papers	2.6 ~ 3.4		209,486
Securities in foreign currency	0.5 ~ 8.1		253,991

		(Won)	966,154

Available-for-sale securities as of October 27, 2009 consist of the following (Korean won in millions):

		October 27, 2009 (Unaudited)
	Interest rate (%)	Before spin-off		Spin-off		After spin-off
Equity securities:
Marketable equity securities	—	(Won)	2,739,698	(Won)	1,888,340	(Won)	851,358
Non-Marketable equity securities	—		7,795,502		6,210,282		1,585,220

			10,535,200		8,098,622		2,436,578
Debt securities:
Government and public bonds	2.8 ~ 5.8		1,138,635		—		1,138,635
Corporate bonds	6.3		40,000		—		40,000
Finance bonds	1.7 ~ 6.5		3,385,402		—		3,385,402
Other bonds	2.0 ~ 20.0		15,130,895		1,753,715		13,377,180

			19,694,932		1,753,715		17,941,217
Beneficiary certificates			2,692,894		—		2,692,894
Securities denominated in foreign currency:
Equity securities	—		14,166		—		14,166
Debt securities	4.5 ~ 9.6		4,432,479		—		4,432,479

			4,446,645		—		4,446,645

		(Won)	37,369,671	(Won)	9,852,337	(Won)	27,517,334

Debt securities in Korean won are measured based on the lower of the valuation provided by KIS Pricing Inc. or Korea Bond Pricing Co. Debt securities in foreign currency are measured based on the lower of the valuation provided by NICE Pricing Services Inc. or Korea Bond Pricing Co.

KOREA DEVELOPMENT BANK

Notes to interim non-consolidated financial statements (Unaudited)—(Continued)

October 27, 2009

As of October 27, 2009, of the total beneficiary certificates of (Won)2,692,894 million, (Won)1,653,847 million has been invested in private placement bonds. Detailed information of the investments is as follows (Korean won in millions):

			October 27, 2009 (Unaudited)
Counterparty	Name of fund	Main assets invested	Book value		Accumulated income
KDB Asset Management Co., Ltd.	KDB Private Placement Bonds 62	Government and public bonds	(Won)	342,228	(Won)	2,228
KB Asset Management Co., Ltd.	KB Private Placement Bonds 4 and others	Government and public bonds		181,627		1,627
Samsung Investment Trust Management	Samsung Focus Private Placement Securities Investment Trust #1 and others	Government and public bonds		151,705		1,705
Others				978,287		8,287

			(Won)	1,653,847	(Won)	13,847

Impairment losses of impaired only available-for-sale securities for the period from January 1, 2009 to October 27, 2009 are as follows (Korean won in millions):

	October 27, 2009 (Unaudited)
	Book value before valuation		Impairment loss		Book value after valuation
Equity securities:
DAU Metal., Ltd.	(Won)	2,000	(Won)	(2,000)	(Won)	—
Dream AD Co., Ltd.		2,000		(2,000)		—
IDream Corp.		1,999		(1,999)		—
ShinAn SNP Co., Ltd.		1,899		(1,899)		—
Nano Vision Co., Ltd.		1,718		(1,718)		—
Nano Solusion Co., Ltd.		1,500		(1,500)		—
Maxian Co., Ltd.		1,000		(1,000)		—
National Grid Co., Ltd.		838		(838)		—
Raon Digital Co., Ltd.		750		(750)		—
Novaoptics Co. Ltd.		500		(500)		—
Flex Tech Co., Ltd.		450		(450)		—
Neo Media Co., Ltd.		420		(420)		—
Others		16,930		(16,284)		646

		32,004		(31,358)		646
Debt securities:
World construction Co., Ltd.		19,863		(16,954)		2,909
Toranaram Finance BV		8,668		(6,507)		2,161
Hollandwide Parent		4,872		(3,424)		1,448
Won KTV Value Private Equity Fund I		4,058		(1,520)		2,538
Nautilus RMBS BV		2,582		(2,313)		269
Korrenden S.A		2,340		(1,170)		1,170

		42,383		(31,888)		10,495
Beneficiary certificates:
KDB Growing Enterprise Investment Trust I, II		14,200		(6,320)		7,880

	(Won)	88,587	(Won)	(69,566)	(Won)	19,021

KOREA DEVELOPMENT BANK

Notes to interim non-consolidated financial statements (Unaudited)—(Continued)

October 27, 2009

Held-to-maturity securities as of October 27, 2009 consist of the following (Korean won in millions):

	October 27, 2009 (Unaudited)
	Par value		Acquisition cost		Book value
Government and public bonds
National housing bonds	(Won)	18,736	(Won)	10,935	(Won)	18,180
Public bonds		2,523,028		2,523,028		2,523,028

		2,541,764		2,533,963		2,541,208
Corporate bonds		50,000		50,000		50,000
Others		569		566		569

	(Won)	2,592,333	(Won)	2,584,529	(Won)	2,591,777

KOREA DEVELOPMENT BANK

Notes to interim non-consolidated financial statements (Unaudited)—(Continued)

October 27, 2009

Equity method investments as of October 27, 2009 are summarized as follows (Korean won in millions):

	October 27, 2009 (Unaudited)
	Before spin-off (*3)																			Spin-off		After spin-off
										Equity method valuation
	Ownership (%)	Beginning balance		Increase (decrease)		Dividend		Book value before equity method		Equity in earnings (loss)		Retained earnings		Other comprehensive income		Book value		Proportionate net asset value		Book value		Book value
Securities:
Korea Electric Power Co.	29.95	(Won)	8,734,991	(Won)	—	(Won)	—	(Won)	8,734,991	(Won)	279,058	(Won)	—	(Won)	(32,390)	(Won)	8,981,659	(Won)	12,315,987	(Won)	8,981,659	(Won)	—
Daewoo Securities Co., Ltd.	39.09		931,756		—		(14,861)		916,895		100,462		—		25,630		1,042,987		1,042,987		1,042,987		—
Daewoo Shipbuilding & Marine Engineering Co., Ltd.	31.26		668,428		—		(29,913)		638,515		152,365		921		(4,387)		787,414		787,414		—		787,414
KDB Capital Corp.	99.92		431,130		—		—		431,130		1,338		—		52,876		485,344		485,344		485,344		—
STX Pan Ocean Co., Ltd.	15.54		346,578		—		(11,680)		334,898		(13,120)		3,859		74,591		400,228		405,633		—		400,228
KDB Asia Ltd. (*1)	100.00		183,896		(11,586)		—		172,310		10,127		—		31,741		214,178		214,099		—		214,178
Korea Tourism Organization	43.58		182,522		—		(1,782)		180,740		(14,665)		—		(97)		165,978		165,978		165,978		—
Korea Aerospace Industries, Ltd.	30.11		141,907		—		—		141,907		29,386		—		569		171,862		169,679		171,862		—
Korea Infrastructure Fund II	26.67		148,822		(57,957)		(10,467)		80,398		9,117		—		—		89,515		89,515		—		89,515
KDB Bank (Hungary) Ltd. (*1)	100.00		158,488		(2,817)		—		155,671		6,869		374		—		162,914		162,914		—		162,914
Korea Infrastructure Fund	85.00		61,464		1,605		(4,373)		58,696		4,321		—		—		63,017		63,017		—		63,017
Banco KDB Do Brasil S.A. (*1)	100.00		48,524		12,400		—		60,924		(14,885)		1,041		(6,577)		40,503		40,503		—		40,503
KDB Asset Management Co., Ltd.	64.28		40,698		—		—		40,698		1,705		—		—		42,403		42,403		42,403		—
KDB Ireland Ltd. (*1)	100.00		29,470		(1,693)		—		27,777		3,894		54		28,332		60,057		60,057		—		60,057
UzKDB Bank (*1)	61.11		17,616		(964)		—		16,652		2,221		—		(314)		18,559		18,518		—		18,559
Korea Infrastructure Investments Asset Management Co., Ltd.	84.16		11,738		(596)		(2,703)		8,439		440		—		31		8,910		9,530		8,910		—
Korea Appraisal Board	30.60		11,652		—		(183)		11,469		2,455		—		—		13,924		13,924		13,924		—

KOREA DEVELOPMENT BANK

Notes to interim non-consolidated financial statements (Unaudited)—(Continued)

October 27, 2009

	October 27, 2009 (Unaudited)
	Before spin-off (*3)																			Spin-off		After spin-off
										Equity method valuation
	Ownership (%)	Beginning balance		Increase (decrease)		Dividend		Book value before equity method		Equity in earnings (loss)		Retained earnings		Other comprehensive income		Book value		Proportionate net asset value		Book value		Book value
GM Daewoo Auto & Technology Co. (*2)	27.97	(Won)	—	(Won)	—	(Won)	—	(Won)	—	(Won)	(79,166)	(Won)	—	(Won)	141,474	(Won)	—	(Won)	—	(Won)	—	(Won)	—
Others			269,579		246,613		(10,663)		505,529		11,346		140		9,676		526,691		549,231		—		526,691

			12,419,259		185,005		(86,625)		12,517,639		493,268		6,389		321,155		13,276,143		16,636,733		10,913,067		2,363,076
Other investments:
KDB Value Private Equity Fund I	71.37		88,435		(39,800)		(14,300)		34,335		32,310		—		(204)		66,441		66,441		—		66,441
KDB Value Private Equity Fund II	50.63		153,123		(17,400)		(79)		135,644		1,767		—		(30)		137,381		137,381		—		137,381
KDB Value Private Equity Fund III (*1)	67.07		63,820		(439)		(624)		62,757		(594)		—		—		62,163		62,163		—		62,163
KDB Venture M&A Private Equity Fund	56.99		10,349		2,786		—		13,135		(65)		—		—		13,070		13,070		—		13,070
National Pension Service 05-4 Saneun Venture Investment Inc.	25.00		9,823		(2,250)		—		7,573		(401)		—		—		7,172		7,172		—		7,172
Others			25,166		42,309		(435)		67,040		(477)		—		231		66,794		67,860		—		66,794

			350,716		(14,794)		(15,438)		320,484		32,540		—		(3)		353,021		354,087		—		353,021

		(Won)	12,769,975	(Won)	170,211	(Won)	(102,063)	(Won)	12,838,123	(Won)	525,808	(Won)	6,389	(Won)	321,152	(Won)	13,629,164	(Won)	16,990,820	(Won)	10,913,067	(Won)	2,716,097

(*1)	For investments denominated in foreign currencies, the beginning balance was translated using the closing exchange rate at October 27, 2009.
(*2)

Even though the Bank’s share of losses of GM Daewoo Auto & Technology Co. (“GM Daewoo”) exceeded its interest in the investee, the Bank has continued recognizing its share of further losses by crediting the losses (i.e., loss on valuation of equity method accounting of (Won)79,166 million in non-operating income and changes in unrealized loss on valuation of equity method investments of (Won)8,888 million in other comprehensive income) to its investment in GM Daewoo in proportion to the Bank’s remaining interest in GM Daewoo’s investment in available-for-sale securities.

(*3)

In accordance with Statement of Korea Accounting Standards (“SKAS”) 15, the Bank used the most recent available financial statements of the investees as of September 30, 2009 to record the equity method valuation, being the closest date of the Bank’s current reporting period.

KOREA DEVELOPMENT BANK

Notes to interim non-consolidated financial statements (Unaudited)—(Continued)

October 27, 2009

Restricted securities as of October 27, 2009 are summarized as follows (Korean won in millions):

	October 27, 2009 (Unaudited)
	Before spin-off		Spin-off		After spin-off		Restriction
BOK	(Won)	2,285,240	(Won)	—	(Won)	2,285,240	Collateral for overdrafts and others
Korea Securities Depository		13,205,145		1,583,080		11,622,065	Collateral relating to repurchase transaction
Others		1,586,090		463,923		1,122,167

	(Won)	17,076,475	(Won)	2,047,003	(Won)	15,029,472

5. Loans receivable

Loans receivable as of October 27, 2009 consist of the following (Korean won in millions):

<Loans receivable in Korean won>

	October 27, 2009 (Unaudited)
	Before spin-off		Spin-off		After spin-off
Loans for working capital:
Industrial fund loans	(Won)	15,151,995	(Won)	3,956,000	(Won)	11,195,995
Government fund loans		132,941		—		132,941
Overdraft		388,230		—		388,230
Trade notes purchased at a discount		9,000		—		9,000
Loans for working capital for small and medium-sized industry		514,420		—		514,420
Others		801,851		—		801,851

		16,998,437		3,956,000		13,042,437
Loans for facility developments:
Industrial fund loans		20,422,192		—		20,422,192
Government fund loans		736,660		—		736,660
Loans to customers with fund for rational use of energy		892,645		—		892,645
Loans to customers with tourism fund		729,794		—		729,794
Loans to customers with small and medium-sized company promotion fund		465,899		—		465,899
Loans to customers with national investment fund		15,394		—		15,394
Loans to customers with industrial technique fund		58,027		—		58,027
Loans to customers with industrial foundation fund		7,070		—		7,070
Others		555,644		—		555,644

		23,883,325		—		23,883,325

	(Won)	40,881,762	(Won)	3,956,000	(Won)	36,925,762

KOREA DEVELOPMENT BANK

Notes to interim non-consolidated financial statements (Unaudited)—(Continued)

October 27, 2009

<Loans receivable in foreign currency>

	October 27, 2009 (Unaudited)
Loans for working capital:
Loans for working capital in foreign currency	(Won)	2,827,606
Others		3,043

		2,830,649
Loans for facility developments:
Loans for facility development in foreign currency		10,860,249
Off-shore loans in foreign currency		3,507,653
Loans to international banks for reconstruction and development		1,503,187

		15,871,089

	(Won)	18,701,738

<Other loans receivable>

	October 27, 2009 (Unaudited)
	Before spin-off		Spin-off		After spin-off
Domestic import usance bills	(Won)	3,756,944	(Won)	—	(Won)	3,756,944
Call loans		748,508		—		748,508
Debentures accepted by private subscription		11,512,075		—		11,512,075
Letter of credit		31,681		—		31,681
Inter-bank loans		1,491,436		89,976		1,401,460
Inter-non-bank loans		168,797		—		168,797
Loans to employees		20,400		—		20,400

	(Won)	17,729,841	(Won)	89,976	(Won)	17,639,865

Details of changes in the allowance for possible loan losses for the period from January 1, 2009 to October 27, 2009 are as follows (Korean won in millions):

	January 1, 2009 to October 27, 2009 (Unaudited)
	Loans		Other assets		Total
Beginning balance	(Won)	1,023,727	(Won)	3,050	(Won)	1,026,777
Changes in translation of foreign currency		(2,046)		—		(2,046)
Succession from Korea Asset Management Corporation		9,356		—		9,356
Increase from other allowance		384		—		384
Decrease in allowance due to restructured loans		(9,054)		—		(9,054)
Increase in allowance due to early collection of restructured loans		1,156		—		1,156
Increase in allowance relating to credit risk on derivative transactions		—		37,428		37,428
Write-offs		(345,425)		—		(345,425)
Provision (reversal) of allowance for possible loan losses		576,834		(1,360)		575,474

		1,254,932		39,118		1,294,050
Spin-off		(33,626)		—		(33,626)

	(Won)	1,221,306	(Won)	39,118	(Won)	1,260,424

KOREA DEVELOPMENT BANK

Notes to interim non-consolidated financial statements (Unaudited)—(Continued)

October 27, 2009

The difference between the above allowance for possible loan losses of (Won)1,221,306 million (excluding other assets) and the amount per the statement of financial position of (Won)1,241,872 million represents present value discount of loans under restructuring agreements.

Details of the classification of loans receivable and the allowance for possible loan losses as of October 27, 2009 are as follows (Korean won in millions):

	October 27, 2009 (Unaudited)
	Before spin-off					Spin-off				After spin-off
	Loans receivable		Allowance for possible loan losses		Ratio (%)	Loans receivable		Allowance for possible loan losses		Loans receivable		Allowance for possible loan losses		Ratio (%)
Normal	(Won)	72,063,965	(Won)	629,027	0.87	(Won)	3,956,000	(Won)	33,626	(Won)	68,107,965	(Won)	595,401	0.87
Precautionary		1,048,501		158,951	15.16		—		—		1,048,501		158,951	15.16
Substandard		1,168,886		267,880	22.92		—		—		1,168,886		267,880	22.92
Doubtful		34,543		17,363	50.26		—		—		34,543		17,363	50.26
Estimated Loss		181,711		181,711	100.00		—		—		181,711		181,711	100.00

	(Won)	74,497,606	(Won)	1,254,932	1.68	(Won)	3,956,000	(Won)	33,626	(Won)	70,541,606	(Won)	1,221,306	1.73

Details of adjustments to loans receivable for the purpose of the determination of the allowance for possible loan losses as of October 27, 2009 are as follows (Korean won in millions):

	October 27, 2009 (Unaudited)
	Before spin-off		Spin-off		After spin-off
Loans receivable	(Won)	80,610,689	(Won)	4,045,976	(Won)	76,564,713
Present value discount		(20,566)		—		(20,566)
Prepayments regarded as loans		3,576		—		3,576
Call loans		(748,508)		—		(748,508)
Inter-bank loans		(1,491,436)		(89,976)		(1,401,460)
Bonds purchased under resale agreement		(862,144)		—		(862,144)
Others (*)		(2,994,005)		—		(2,994,005)

	(Won)	74,497,606	(Won)	3,956,000	(Won)	70,541,606

(*)	Others represent loans to or loans guaranteed by the Korean government.

Changes in present value discounts originated from troubled debt restructuring for the period from January 1, 2009 to October 27, 2009 are as follows (Korean won in millions):

	Original amount before restructuring		Present value discount		Present value
Loans receivable restructured	(Won)	102,428	(Won)	20,566	(Won)	81,862

KOREA DEVELOPMENT BANK

Notes to interim non-consolidated financial statements (Unaudited)—(Continued)

October 27, 2009

6. Property and equipment

Changes in property and equipment for the period from January 1, 2009 to October 27, 2009 are as follows (Korean won in millions):

Classification	Beginning balance		Acquisition		Disposal		Other (*)		Depreciation		Before spin-off		Spin-off		After spin-off
Land	(Won)	319,198	(Won)	—	(Won)	—	(Won)	(27)	(Won)	—	(Won)	319,171	(Won)	38,958	(Won)	280,213
Building		288,810		1,290		—		(22)		(7,614)		282,464		36,531		245,933
Leasehold improvements		8,101		—		—		—		(355)		7,746		2,148		5,598
Computer equipment		11,049		2,785		(11)		(24)		(5,427)		8,372		310		8,062
Vehicles		284		24		(17)		(12)		(116)		163		—		163
Construction in-progress		49		827		(818)		—		—		58		—		58
Others		9,074		1,464		(49)		(175)		(2,740)		7,574		103		7,471

	(Won)	636,565	(Won)	6,390	(Won)	(895)	(Won)	(260)	(Won)	(16,252)	(Won)	625,548	(Won)	78,050	(Won)	547,498

(*)	For assets denominated in foreign currency, the balance was translated using the closing exchange rate at October 27, 2009.

7. Deposits

Deposits as of October 27, 2009 consist of the following (Korean won in millions):

	October 27, 2009 (Unaudited)
Deposits in Korean won:
Demand deposits:
Checking accounts	(Won)	4,828
Temporary deposits		308,655
Passbook deposits		4,554
Others		133

		318,170
Time and savings deposits:
Time deposits		3,834,431
Installment savings deposits		157,868
Corporate savings deposits		4,264,541
Savings deposits		111,683
Others		2,416

		8,370,939

		8,689,109
Deposits in foreign currency:
Checking accounts		4,497
Passbook deposits		245,662
Time deposits		1,790,054
Temporary deposits		214
Others		21,993

		2,062,420
Negotiable certificates of deposits		3,322,266

	(Won)	14,073,795

KOREA DEVELOPMENT BANK

Notes to interim non-consolidated financial statements (Unaudited)—(Continued)

October 27, 2009

8. Borrowing liabilities

Details of borrowing liabilities as of October 27, 2009 are as follows (Korean won in millions):

	October 27, 2009 (Unaudited)
Borrowings in Korean won	(Won)	4,828,197
Borrowings in foreign currency		13,665,650
Debentures in Korean won, net		34,244,439
Debentures in foreign currency, net		17,286,301
Others		12,265,112

	(Won)	82,289,699

Borrowings in Korean won as of October 27, 2009 consist of the following (Korean won in millions):

		October 27, 2009 (Unaudited)
Lender	Classifications	Annual interest rate (%)	Before spin-off		Spin-off		After spin-off
Ministry of Strategy and Finance	Borrowings from government fund	3.0 ~ 6.0	(Won)	913,424	(Won)	—	(Won)	913,424
Industrial Bank of Korea	Borrowings from industrial technique fund	1.4 ~ 4.5		160,743		—		160,743
Small Business Corp.	Borrowings from local small and medium company promotion fund	2.0 ~ 4.5		563,708		—		563,708
Ministry of Culture and Tourism	Borrowings from tourism promotion fund	1.4 ~ 4.5		1,143,863		—		1,143,863
Korea energy management Corporation	Borrowings from fund for rational use of energy	0.0 ~ 4.5		890,819		—		890,819
Local government	Borrowings from local small and medium company promotion fund	1.3 ~ 6.0		134,089		—		134,089
Institute for Information Technology Advancement	Borrowings from information promotion fund	2.0 ~ 4.8		924		—		924
Others	Borrowings from environment improvement support fund	0.0 ~ 4.7		4,317,227		3,296,600		1,020,627

			(Won)	8,124,797	(Won)	3,296,600	(Won)	4,828,197

KOREA DEVELOPMENT BANK

Notes to interim non-consolidated financial statements (Unaudited)—(Continued)

October 27, 2009

Borrowings in foreign currency as of October 27, 2009 consist of the following (Korean won in millions):

Lender	Classifications	Annual interest rate (%)	Oct. 27, 2009 Unaudited
International Bank for Reconstruction and Development (“IBRD”)	Borrowings from IBRD	6M Libor + 0.8	(Won)	1,621,270
Mizuho and others	Borrowings from foreign banks	3M Libor + 0.1 ~ 0.3		1,615,617
		6M Libor + 0.1 ~ 0.3		354,120
		6M Euribor + 0.6		138,059

				2,107,796
DBS Bank and others	Off-shore short-term borrowings	2.2 ~ 5.5		130,503
		3M Libor + 2.0 ~ 3.5		123,942
		6M Libor + 0.8 ~ 3.4		11,804
		1Y Libor + 0.3 ~ 4.0		123,942

				390,191
Nippon Life Insurance Company and others	Off-shore long-term borrowings	3M Libor + 0.6 ~ 0.9		426,671
		6M Euribor + 0.8 ~ 0.9		218,931
		6M Libor + 0.3 ~ 1.9		200,668

				846,270
Others	Short-term borrowings in foreign currency	1.0 ~ 9.2		6,811,375
		3M Libor + 2.0 ~ 2.5		25,601
		6M Libor + 0.3 ~ 3.1		173,228
		1Y Libor + 1.0 ~ 4.0		165,256

				7,175,460
	Long-term borrowings in foreign currency	1.0 ~ 5.9		1,524,663

			(Won)	13,665,650

Debentures in Korean won as of October 27, 2009 are as follows (Korean won in millions):

		October 27, 2009 (Unaudited)
	Rate (%)	Before spin-off		Spin-off		After spin-off
Debentures in Korean won	2.3 ~ 12.0	(Won)	51,047,006	(Won)	16,795,000	(Won)	34,252,006
Premium on debentures			917		—		917
Discount on debentures			(9,230)		(746)		(8,484)

		(Won)	51,038,693	(Won)	16,794,254	(Won)	34,244,439

KOREA DEVELOPMENT BANK

Notes to interim non-consolidated financial statements (Unaudited)—(Continued)

October 27, 2009

Debentures in foreign currency as of October 27, 2009 are as follows (Korean won in millions):

	Annual interest rate (%)	October 27, 2009 (Unaudited)
Debentures in foreign currency	0.1 ~ 8.0	(Won)	13,621,181
Premium on debentures			2,516
Discount on debentures			(30,949)

			13,592,748
Off-shore debentures in foreign currency	0.1 ~ 8.8		3,699,379
Premium on debentures			572
Discount on debentures			(6,398)

			3,693,553

		(Won)	17,286,301

Pursuant to the Korea Development Bank Act, the Bank has the exclusive right to issue industrial finance bonds. The amount of such bonds issued and guarantees outstanding provided by the Bank cannot exceed thirty times the aggregate amount of the paid-in capital and legal reserve of the Bank. Industrial finance bonds that are purchased or guaranteed by the Government are excluded in calculating the limit. For the purpose of exchange of the existing bonds or settlement of the Bank’s obligations arising from the guarantee or acceptance of debts, the Bank may issue the bonds over the aforementioned limit on a temporary basis. There are no issued industrial finance bonds guaranteed by the Korean government during the period from January 1, 2009 to October 27, 2009.

9. Acceptances and guarantees

Acceptances and guarantees and allowance for possible losses on acceptances and guarantees as of October 27, 2009 are as follows (Korean won in millions):

	October 27, 2009 (Unaudited)
	Before spin-off				Spin-off				After spin-off
	Acceptances and guarantees		Allowance for possible losses		Acceptances and guarantees		Allowance for possible losses		Acceptances and guarantees		Allowance for possible losses
Settled guarantees and commitments:
Acceptance on letters of credit	(Won)	1,159,268	(Won)	7,825	(Won)	—	(Won)	—	(Won)	1,159,268	(Won)	7,825
Collateral for loans		159,663		1,311		—		—		159,663		1,311
Debt guarantee		167,563		1,693		7,363		63		160,200		1,630
Corporate debentures		229		2		—		—		229		2
Foreign banks borrowing		7,312		62		—		—		7,312		62
Other acceptances and guarantees in foreign currency (*)		12,662,531		133,804		—		—		12,662,531		133,804
Acceptances for letters of guarantees for importers		52,055		230		—		—		52,055		230

		14,208,621		144,927		7,363		63		14,201,258		144,864
Unsettled guarantees and commitments:
Local letters of credit		272,132		492		—		—		272,132		492
Letters of credit		2,538,194		6,209		—		—		2,538,194		6,209
Others		8,123,635		19,343		—		—		8,123,635		19,343

		10,933,961		26,044		—		—		10,933,961		26,044

	(Won)	25,142,582	(Won)	170,971	(Won)	7,363	(Won)	63	(Won)	25,135,219	(Won)	170,908

KOREA DEVELOPMENT BANK

Notes to interim non-consolidated financial statements (Unaudited)—(Continued)

October 27, 2009

(*)	Other acceptances and guarantees in foreign currency consist of acceptances and guarantees for the return of advances related to export, overseas bidding and contractual obligations.

Unused loan commitments and the related allowances for possible loan losses as of October 27, 2009 are as follows (Korean won in millions):

	October 27, 2009 (Unaudited)
	Before spin-off				Spin-off				After spin-off
	Unused loan commitment		Allowance for possible loan losses		Unused loan commitment		Allowance for possible loan losses		Unused loan commitment		Allowance for possible loan losses
Commitments on loans receivable	(Won)	3,175,890	(Won)	27,189	(Won)	—	(Won)	—	(Won)	3,175,890	(Won)	27,189
Commitments on guarantees and acceptances		16,235,482		58,049		—		—		16,235,482		58,049
Commitments on other loans		9,650,922		31,644		164,800		706		9,486,122		30,938

	(Won)	29,062,294	(Won)	116,882	(Won)	164,800	(Won)	706	(Won)	28,897,494	(Won)	116,176

10. Commitments and Contingencies

Unsettled commitments provided by the Bank as of October 27, 2009 are as follows (Korean won in millions):

	October 27, 2009 Unaudited
Loans for working capital
Commitments on loans in Korean won	(Won)	9,040,740
Commitments on loans in foreign currency		610,182
Commitments on purchase of securities		1,000,000

		10,650,922
Bonds sold under repurchase agreements		750,570

	(Won)	11,401,492

Loans sold as of October 27, 2009 are as follows (Korean won in millions):

Counterparty	Disposal date	October 27, 2009 (Unaudited)
		Book value		Selling price		Subordinated debt securities held by the Bank		Collateral amount (*)
KDB First SPC	2000.06.08	(Won)	950,627	(Won)	600,000	(Won)	126,400	(Won)	119,616
KDB Second SPC	2000.11.08		914,764		423,600		143,348		81,441
KDB Third SPC	2000.09.20		1,793,546		949,900		—		—
KDB Fifth SPC	2000.12.13		765,358		528,400		74,200		98,541

		(Won)	4,424,295	(Won)	2,501,900	(Won)	343,948	(Won)	299,598

(*)	Investment securities are pledged as collateral.

KOREA DEVELOPMENT BANK

Notes to interim non-consolidated financial statements (Unaudited)—(Continued)

October 27, 2009

According to the contracts entered into with the counterparties for the above loans sold with a recourse provision, the Bank is liable to the counterparties’ claims of up to 30% of the selling price when the principal or the interest is not repaid according to the payment schedules.

The Banks’ loans and receivables written-off, for which the claim rights have not expired, amount to (Won)1,912,128 million as of October 27, 2009.

The Bank has outstanding loans receivable amounting to (Won)2,527,988 million and securities amounting to (Won)307,518 million as of October 27, 2009, from companies under workout, court receivership, court mediation or other restructuring process. The Bank provided (Won)380,294 million of allowances for possible loan losses for such loans. Actual losses from these loans may differ from the allowances provided.

As of October 27, 2009, the Bank is involved in 17 lawsuits as a plaintiff and 17 lawsuits as a defendant. The aggregate amount of claims as a plaintiff and a defendant amounted to approximately (Won)3,827,087 million and (Won)208,736 million, respectively. The Bank did not record any asset or allowance for gain or loss on its statement of financial position, because the final outcome cannot be reasonably estimated as of the reporting date.

KOREA DEVELOPMENT BANK

Notes to interim non-consolidated financial statements (Unaudited)—(Continued)

October 27, 2009

11. Derivative instruments

The Bank’s derivative instruments are divided into trading derivatives and hedging derivatives, based on the nature of the transaction. The Bank enters into hedging transactions mainly for the purpose of hedging the fair value risk related to changes in fair values of the underlying assets and liabilities.

The notional amounts outstanding for derivative contracts and the related valuation gains (losses) for the period from January 1, 2009 to October 27, 2009 are summarized as follows (Korean won in millions):

	Notional amounts						Valuation gain (loss)						Derivative asset (liability)
	Trading purpose		Hedging purpose		Total		Trading purpose		Hedging purpose		Total
Commodity:
Forward	(Won)	8,582	(Won)	—	(Won)	8,582	(Won)	175	(Won)	—	(Won)	175	(Won)	194
Swap		633,261		—		633,261		2,489		—		2,489		2,702
Futures		126		—		126		—		—		—		—
Option bought		146,842		—		146,842		(24,531)		—		(24,531)		37,513
Option sold		146,842		—		146,842		24,531		—		24,531		(37,513)

		935,653		—		935,653		2,664		—		2,664		2,896
Interest:
Futures		2,944,654		—		2,944,654		—		—		—		—
Swap		306,575,199		18,221,303		324,796,502		16,682		(271,619)		(254,937)		(290,966)
Option bought		1,679,864		—		1,679,864		(28,757)		—		(28,757)		26,045
Option sold		3,043,864		150,000		3,193,864		33,781		6,400		40,181		(44,377)

		314,243,581		18,371,303		332,614,884		21,706		(265,219)		(243,513)		(309,298)
Currency:
Forward		38,189,819		—		38,189,819		(586,213)		—		(586,213)		2,096,631
Futures		498,164		—		498,164		—		—		—		—
Swap		62,915,030		4,445,750		67,360,780		590,076		90,569		680,645		(912,248)
Option bought		3,877,238		—		3,877,238		(107,591)		—		(107,591)		324,573
Option sold		2,873,877		—		2,873,877		87,621		—		87,621		(171,407)

		108,354,128		4,445,750		112,799,878		(16,107)		90,569		74,462		1,337,549
Stock:
Index forward bought		38,010		—		38,010		—		—		—		—
Option bought		113,504		—		113,504		(198,460)		—		(198,460)		504,894
Index option bought		287,981		—		287,981		(2,875)		—		(2,875)		1,174
Option sold		125,288		—		125,288		198,485		—		198,485		(504,894)
Index option sold		406,620		—		406,620		1,484		—		1,484		(5,711)

		971,403		—		971,403		(1,366)		—		(1,366)		(4,537)

	(Won)	424,504,765	(Won)	22,817,053	(Won)	447,321,818	(Won)	6,897	(Won)	(174,650)	(Won)	(167,753)	(Won)	1,026,610

KOREA DEVELOPMENT BANK

Notes to interim non-consolidated financial statements (Unaudited)—(Continued)

October 27, 2009

Unrealized gains and losses arising from fair value hedge by type of the underlying assets or liabilities for the period from January 1, 2009 to October 27, 2009 are as follows (Korean won in millions):

	January 1, 2009 to October 27, 2009
	Gain		Losses
Available-for-sale securities	(Won)	4,787	(Won)	34,236
Borrowings		27,759		17,334
Debentures		661,130		93,430

	(Won)	693,676	(Won)	145,000

12. Equity

Paid-in capital

The Korean government is the sole equity owner of the Bank and is responsible for maintaining for the entire paid-in capital in accordance with the Korea Development Bank Act. The authorized paid-in capital amounts to (Won)10,000 billion as of October 27, 2009.

The Korean government increased the Bank’s paid-in capital by (Won)900 billion for the period ended October 27, 2009. The total paid-in capital of the Bank outstanding as of October 27, 2009 is (Won)9,241,861 million.

Capital adjustment

The Bank paid new stock issuance tax, with respect to new stock issuance costs, of (Won)46,281 million and recorded this as a discount on stock issuance for the period from January 1, 2009 to October 27, 2009.

Capital surplus

The Bank utilized (Won)5,178,600 million of paid-in capital in 1998 and 2000 to offset the Bank’s accumulated deficit which resulted in the recognition of capital surplus of (Won)44,373 million.

Legal reserve

The Korea Development Bank Act requires the Bank to appropriate at least 40% of net income as a legal reserve. This reserve can be transferred to paid-in capital or used to offset accumulated deficit.

In accordance with the Korea Development Bank Act, the Bank may offsets its accumulated deficit with available reserves. If the reserves are insufficient to offset the accumulated deficit, the Korea Development Bank Act requires the Korean government to dispose the deficit.

KOREA DEVELOPMENT BANK

Notes to interim non-consolidated financial statements (Unaudited)—(Continued)

October 27, 2009

13. General and administrative expenses

General and administrative expenses for the period from January 1, 2009 to October 27, 2009 are as follows (Korean won in millions):

	January 1, 2009 to October 27, 2009 (Unaudited)
Salaries	(Won)	182,979
Severance and retirement benefits		19,369
Other employee benefits		17,830
Rent		12,237
Depreciation		16,252
Amortization		8,918
Taxes and dues		11,917
Printing		4,634
Travel		2,863
Commission		12,875
Electronic data processing		21,135
Training		6,337
Others		23,144

	(Won)	340,490

14. Income tax

Income tax expense for the period from January 1, 2009 to October 27, 2009 is as follows (Korean won in millions):

	January 1, 2009 to October 27, 2009 (Unaudited)
Current income taxes (*)	(Won)	(15,189)
Change in deferred income tax due to temporary difference		411,712

		396,523
Current and deferred income taxes recognized directly to equity		(332,450)

Income tax expense	(Won)	64,073

(*)	Additional tax payments or refunds were included in the current income taxes.

KOREA DEVELOPMENT BANK

Notes to interim non-consolidated financial statements (Unaudited)—(Continued)

October 27, 2009

Reconciliations of income tax expense applicable to income before income taxes at the Korea statutory tax rate to income tax expense at the effective income tax rate of the Bank for the period from January 1, 2009 to October 27, 2009 are as follows (Korean won in millions):

	January 1, 2009 to October 27, 2009 (Unaudited)
Income before income taxes	(Won)	930,501

Tax at the statutory income tax rate	(Won)	225,161

Adjustments:
Non-deductible expenses, net		3,191
Deferred income tax liabilities not recognized		(146,206)
Others		(18,073)

		(161,088)

Income tax expense	(Won)	64,073

Deferred income tax assets (liabilities) as of October 27, 2009 consist of the following (Korean won in millions):

	October 27, 2009 (Unaudited)
	Before spin-off		Spin-off		After spin-off
Cumulative temporary differences	(Won)	(3,958,747)	(Won)	(3,778,517)	(Won)	(180,176)
Tax rate (%)		(*1)		(*1)		(*1)

Tax effects arising from cumulative temporary differences		(879,235)		(831,287)		(47,948)
Unrealizable deferred income tax assets		(101,286)		—		(101,286)

Deferred income tax liabilities arising from cumulative temporary differences		(777,949)		(831,287)		53,338
Deferred income tax recognized directly to equity		(363,907)		(275,508)		(88,399)
Deferred income tax liabilities of foreign branches		(32,617)		—		(32,617)

Deferred income tax liabilities excluding foreign branches		(1,174,473)		(1,106,795)		(67,678)
Deferred income tax assets of foreign branches (*2)		68,993		—		68,993

Net deferred income tax liabilities	(Won)	1,105,480	(Won)	1,106,795	(Won)	(1,315)

(*1)

The Bank is subject to corporate income taxes, including resident surtax, at the aggregate rates of 12.1% on taxable income of up to (Won)200 million and 24.2% on taxable income in excess of (Won)200 million. The aggregate tax rate will be reduced to 24.2% for 2009 and 22% for 2010 and thereafter on taxable income in excess of (Won)200 million.

(*2)	Deferred income tax assets of foreign branches are not offset against the deferred income tax liabilities in accordance with the tax jurisdictions of the foreign branches.

KOREA DEVELOPMENT BANK

Notes to interim non-consolidated financial statements (Unaudited)—(Continued)

October 27, 2009

Details of deferred income taxes debited (credited) directly to equity for the period from January 1, 2009 to October 27, 2009 are as follows (Korean won in million):

	January 1, 2009 to October 27, 2009 (Unaudited)
	Before spin-off		Spin-off		After spin-off
Gain on valuation of available-for-sale securities	(Won)	1,598,438	(Won)	1,301,252	(Won)	297,186
Gain on valuation of equity method securities		(184,351)		52,264		(236,615)
Loss on valuation of equity method securities		—		(162,317)		162,317
Other capital surplus		(26,094)		12,176		(38,270)
Other capital adjustments		99,854		(3,881)		103,735

Equity components before tax		1,487,847		1,199,494		288,353
Deferred income tax liabilities		(363,907)		(275,508)		(88,399)

Equity components after tax	(Won)	1,123,940	(Won)	923,986	(Won)	199,954

15. Related party transactions

The subsidiaries and equity-method investees of the Bank as of October 27, 2009, are as follows:

Related entities
Domestic entities	Korea Infrastructure Fund,
Daewoo Shipbuilding & Marine Engineering Co., Ltd.
Korea Marine Fund Co.
KDB Value Private Equity Fund I, KDB Value Private Equity Fund II,
KDB Value Private Equity Fund III, KDB Venture M&A Private Equity Fund,
KDB Turnaround Private Equity Fund
Overseas entities	KDB Asia Ltd,, KDB Ireland Ltd., KDB Bank (Hungary) Ltd.,
Banco KDB Do Brasil S.A, UzKDB Bank

Significant transactions which occurred in the normal course of business with related companies for the period from January 1, 2009 to October 27, 2009, and the related account balances as of October 27, 2009 are as follows (Korean won in millions):

	January 1, 2009 to October 27, 2009 (Unaudited)
Classification	Income		Expenses		Assets		Liabilities
Subsidiaries	(Won)	80,189	(Won)	24,730	(Won)	4,800,850	(Won)	768,183
Equity-method investees		159,345		7,341		4,325,826		107,578

	(Won)	239,534	(Won)	32,071	(Won)	9,126,676	(Won)	875,761

KOREA DEVELOPMENT BANK

Notes to interim non-consolidated financial statements (Unaudited)—(Continued)

October 27, 2009

Guarantee and collateral provided among the Bank and its related parties as of October 27, 2009 are summarized as follows (Korean won in millions):

Related parties			Oct. 27, 2009 Unaudited
Benefactor	Beneficiary	Guarantee and collateral
KDB	Daewoo Shipbuilding & Marine Engineering Co., Ltd.	Guarantee for F/X	(Won)	2,853,217
KDB	KDB Asia Ltd,.	Guarantee for F/X		41,605
KDB	Banco KDB Do Brasil S.A,	Guarantee for F/X		20,306

			(Won)	2,915,128

16. Comprehensive income

Comprehensive income for the period from January 1, 2009 to October 27, 2009 are as follows (Korean won in millions):

	January 1, 2009 to October 27, 2009 (Unaudited)
Net income	(Won)	866,428
Other comprehensive income:
Unrealized gain on available-for-sale securities, net (Income taxes effect: (Won)(351,656) million)		1,077,847
Changes in unrealized gain on valuation of equity method investments (Income taxes effect: (Won)(22,738) million)		107,107
Changes in unrealized loss on valuation of equity method investments (Income taxes effect: (Won)(5,705) million)		188,000

Comprehensive income	(Won)	2,239,382

17. Preparation plan for adoption of Korea International Financial Reporting Standards and implementation status

The Bank will voluntarily adopt the Korea International Financial Reporting Standards (“K-IFRS”) for the first time for the financial period beginning January 1, 2011 even though the Bank is exempt from following the adoption roadmap announced by the Financial Supervisory Service in March 2007.

As part of the Bank’s K-IFRS implementation plan, the Bank appointed an external advisor to identify and report on the differences between the current accounting standards and K-IFRS related to the Bank. The Bank also formed a task force team in March 2008.

Following the completion of identification of accounting policy differences described above, the Bank conducted the detail analysis of its financial reporting system requirement and accounting policy changes impacted by the adoption of K-IFRS until August 2008. Based on results of the above analysis, the Bank has mapped out changes that are required for its financial reporting system capable of capturing and producing IFRS financial data, and modifications to the Bank’s work processes relating to the system changes have been made. The Bank has planned to complete the system and work processes changes by the end of 2009.

KOREA DEVELOPMENT BANK

Notes to interim non-consolidated financial statements (Unaudited)—(Continued)

October 27, 2009

The task force team regularly reports the preparation plans and implementation progress to the Bank’s management and training programs are also regularly provided to the Bank’s employees to developed K-IFRS trained-resources within the Bank.

18. Statement of financial position before spin-off

	October 27, 2009 (Unaudited)
Assets
Cash and due from banks	(Won)	1,778,265
Securities:
Trading securities		966,154
Available-for-sale securities		37,369,671
Held-to-maturity securities		2,591,777
Equity method investments		13,629,164

		54,556,766
Loans receivable, less allowance for possible losses of (Won)1,275,498 million and less deferred loan fees of (Won)7,150 million at October 27, 2009		79,328,041
Property and equipment		625,548
Other assets:
Allowance for possible losses for other assets		(39,118)
Intangible assets		32,262
Guarantee deposits		111,178
Accounts receivable		4,738,259
Accrued income		611,348
Prepaid expenses		125,564
Deferred income tax assets		68,993
Derivative assets		9,153,676
Miscellaneous assets		644,604

		15,446,766

Total assets	(Won)	151,735,386

KOREA DEVELOPMENT BANK

Notes to interim non-consolidated financial statements (Unaudited)—(Continued)

October 27, 2009

	October 27, 2009 (Unaudited)
Liabilities and equity
Liabilities:
Deposits	(Won)	14,073,795
Borrowing liabilities		102,380,553
Other liabilities:
Severance and retirement benefits, less deposits for severance and retirement of (Won)21,210 million at October 27, 2009		41,028
Allowance for possible losses on acceptances and guarantees		170,971
Allowance for possible losses on unused loan commitments		116,882
Due to trust accounts		338,398
Exchange payable		43,783
Accounts payable		4,712,555
Accrued expenses		1,003,199
Unearned revenues		52,246
Deposits for letter of guarantees		60,166
Deferred income tax liabilities		1,174,473
Derivative liabilities		8,127,066
Miscellaneous liabilities		624,059

		16,464,826

Total liabilities		132,919,174
Equity:
Paid-in capital		9,641,861
Capital surplus		60,665
Capital adjustment		(38,531)
Accumulated other comprehensive income		1,101,285
Retained earnings:
Legal reserve		7,178,115
Unappropriated retained earnings		872,817

		8,050,932

Total equity		18,816,212

Total liabilities and equity	(Won)	151,735,386

THE REPUBLIC OF KOREA

The Economy

Gross Domestic Product

Based on preliminary data, GDP growth in 2009 was 0.2% at chained 2005 year prices, as aggregate private and general government consumption expenditures increased by 1.3% but gross domestic fixed capital formation decreased by 0.9%, each compared with 2008.

Prices, Wages and Employment

The inflation rate was 3.9% in the first quarter of 2009, 2.8% in the second quarter of 2009 and 2.0% in the third quarter of 2009. The unemployment rate was 3.8% in the first quarter of 2009, 3.8% in the second quarter of 2009 and 3.6% in the third quarter of 2009.

The Financial System

Securities Markets

The Korea Composite Stock Price Index was 1,682.8 on December 31, 2009, 1,602.4 on January 29, 2010 and 1,595.8 on February 2, 2010.

Monetary Policy

Foreign Exchange

The market average exchange rate between the Won and the U.S. Dollar (in Won per one U.S. Dollar) as announced by the Seoul Money Brokerage Service Ltd. was (Won)1,167.6 to U.S.$1.00 on December 31, 2009, (Won)1,156.5 to US$1.00 on January 29, 2010 and (Won)1,167.8 to US$1.00 on February 2, 2010.

Balance of Payments and Foreign Trade

Balance of Payments

Based on preliminary data, the Republic recorded a current account surplus of approximately US$42.7 billion in 2009 compared with a current account deficit of US$5.8 billion in 2008, primarily due to an increase in surplus from the goods account.

Trade Balance

Based on preliminary data, the Republic recorded a trade surplus of US$40.5 billion in 2009. Exports decreased by 13.9% to US$363.5 billion and imports decreased by 25.8% to US$323.1 billion from US$422.0 billion of exports and US$435.3 billion of imports, respectively, in 2008.

Foreign Currency Reserves

The amount of the Government’s foreign currency reserves was US$270.0 billion as of December 31, 2009.

DESCRIPTION OF THE NOTES

The following is a description of some of the terms of the Notes we are offering. Since it is only a summary, we urge you to read the fiscal agency agreement described below and the forms of global note before deciding whether to invest in the Notes. We have filed a copy of these documents with the United States Securities and Exchange Commission as exhibits to the registration statement no. 333-156305.

The general terms of our Notes are described in the accompanying prospectus. The description in this prospectus supplement further adds to that description or, to the extent inconsistent with that description, replaces it.

Governed by Fiscal Agency Agreement

We will issue the Notes under the fiscal agency agreement, dated as of February 15, 1991, as amended and supplemented from time to time, between us and The Bank of New York (now The Bank of New York Mellon), as fiscal agent. The fiscal agent will maintain a register for the Notes.

Payment of Principal and Interest

The Notes are initially limited to US$750,000,000 aggregate principal amount and will mature on August 10, 2015 (the “Maturity Date”). The Notes will bear interest at the rate of 4.375% per annum, payable semi-annually in arrears on February 10 and August 10 of each year (each, an “Interest Payment Date”), beginning on August 10, 2010. Interest on the Notes will accrue from February 10, 2010. If any Interest Payment Date or the Maturity Date shall be a day on which banking institutions in The City of New York or Seoul are authorized or obligated by law to close, then such payment will not be made on such date but will be made on the next succeeding day which is not a day on which banking institutions in The City of New York or Seoul are authorized or obligated by law to close, with the same force and effect as if made on the date for such payment, and no interest shall be payable in respect of any such delay. We will pay interest to the person who is registered as the owner of a Note at the close of business on the fifteenth day (whether or not a business day) preceding such Interest Payment Date. Interest on the Notes will be computed on the basis of a 360-day year consisting of twelve 30-day months. We will make principal and interest payments on the Notes in immediately available funds in U.S. dollars.

The payment of interest and the repayment of principal on the Notes will not be guaranteed by the Government. As of the date of the initial sale of its equity interest in us, our mid-to-long term foreign currency debt then outstanding (including the Notes offered hereby) are expected to be guaranteed by the Government, subject to the authorization of the Government guarantee amount by the National Assembly of the Republic.

Denomination

The Notes will be issued in minimum denominations of US$100,000 principal amount and integral multiples of US$1,000 in excess thereof.

Redemption

We may not redeem the Notes prior to maturity. At maturity, we will redeem the Notes at par.

Change of Support Offer

Not later than 60 days following a Change of Support Triggering Event, we will make an offer to each holder of Notes to repurchase all or any part of such holder’s Notes pursuant to the other procedures described below (a “Change of Support Offer”) at a purchase price equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the repurchase date, which date will be no earlier than 30 days and no later than 60 days from the date such offer is made. Any failure by us to purchase tendered Notes shall constitute an Event of Default under the Notes.

“Change of Support Triggering Event” means the occurrence of both a Ratings Decline and a Change of Support.

“Change of Support” means the occurrence of one or more of the following events:

(1)	any decrease in the Republic’s ownership (direct or indirect) of us; and

(2)	an amendment to Article 44 of The Korea Development Bank Act of 1953.

“Rating Agencies” means (i) S&P, (ii) Moody’s and (iii) if S&P or Moody’s or both will not make a rating of us publicly available, one or more “nationally recognized statistical rating organizations,” as the case may be, within the meaning of Rule 17g-1 under the Exchange Act, selected by us, which will be substituted for S&P or Moody’s or both, as the case may be.

“Rating Category” means (i) with respect to S&P, any of the following categories: “AAA,” “AA,” “A,” “BBB,” “BB,” “B,” “CCC,” “CC,” “C” and “D” (or equivalent successor categories); (ii) with respect to Moody’s, any of the following categories: “Aaa,” “Aa,” “A,” “Baa,” “Ba,” “B,” “Caa,” “Ca,” “C” and “D” (or equivalent successor categories); and (iii) the equivalent of any such category of S&P or Moody’s used by another Rating Agency. In determining whether the rating of the Notes has decreased by one or more gradations, gradations within Rating Categories (“+” and “-” for S&P; “1,” “2” and “3” for Moody’s; or the equivalent gradations for another Rating Agency) will be taken into account (e.g., with respect to S&P, a decline in a rating from “BB+” to “BB,” as well as from “BB-” to “B+,” will constitute a decrease of one gradation).

“Ratings Decline” means a decrease or uncoupling of our corporate rating by at least one Rating Agency by one or more gradations (including gradations within Rating Categories as well as between Rating Categories) below the sovereign rating of the Republic provided that such Ratings Decline is, in whole or in part, in connection with a Change of Support.

Notwithstanding the foregoing, we will not be required to make or complete a Change of Support Offer following a Change of Support Triggering Event if the Notes shall have the benefit of a Government Guarantee (as defined in “Events of Default” below) or the Republic has otherwise taken actions that would have the same effect as a Government Guarantee. Procedures related to the Change of Support Offer are set forth in the fiscal agency agreement and the global notes.

We will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to a Change of Support Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this covenant, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under this covenant by virtue of such compliance.

Events of Default

Each of the following constitutes an event of default with respect to the Notes:

1.	Non-Payment: we do not pay principal or interest or premium, if any, on the Notes when due and such failure to pay continues for 30 days.

2.	Breach of Other Obligations: we fail to observe or perform any of the covenants in the Notes (other than non-payment) for 60 days after written notice of the default is delivered to us at the corporate trust office of the fiscal agent in New York City by holders representing at least 10% of the aggregate principal amount of the Notes.

3.	Cross Default and Cross Acceleration:

•	we default on any External Indebtedness, and, as a result, become obligated to pay an amount equal to or greater than US$10,000,000 in aggregate principal amount prior to its due date; or

•

we fail to pay when due, including any grace period, any of our External Indebtedness in aggregate principal amount equal to or greater than US$10,000,000 or we fail to pay when requested and required by the terms thereof any guarantee for External Indebtedness of another person equal to or greater than US$10,000,000 in aggregate principal amount.

4.	Moratorium/Default:

•	the Republic declares a general moratorium on the payment of its External Indebtedness, including obligations under guarantees;

•

the Republic becomes liable to repay prior to maturity any amount of External Indebtedness, including obligations under guarantees, as a result of a default under such External Indebtedness or obligations; or

•	the international monetary reserves of the Republic become subject to a security interest or segregation or other preferential arrangement for the benefit of any creditors.

5.	Bankruptcy:

•	we are declared bankrupt or insolvent by any court or administrative agency with jurisdiction over us;

•	we pass a resolution to apply for bankruptcy or to request the appointment of a receiver or trustee or similar official in insolvency;

•	a substantial part of our assets are liquidated; or

•	we cease to conduct the banking business.

6.	Cessation of Government Control or Failure of Support: the Republic ceases to (directly or indirectly) control us or fails to provide financial support for us as required under Article 44 of the KDB Act as of the issue date of the Notes, provided, however, that neither such event will constitute an event of default if, at such time, the Notes shall have the benefit of a Government Guarantee.

7.	IMF Membership/World Bank Membership: the Republic ceases to be a member of the IMF or the International Bank for Reconstruction and Development (World Bank).

8.	Breach of Change of Support Offer Obligation: we fail to make a Change of Support Offer in accordance with the procedure set forth under “Change of Support Offer” above following a Change of Support Triggering Event, or we fail to purchase Notes tendered by holders in accordance with the procedure set forth under “Change of Support Offer” above, and such failure to make a Change of Support Offer or to purchase tendered Notes continues for a period of 30 days.

For purposes of the foregoing,

“External Indebtedness” means any obligation for the payment or repayment of money borrowed that is denominated in a currency other than the currency of the Republic.

“Government Guarantee” means a direct and irrevocable obligation by the Republic to guarantee or repay in full, or otherwise protect against any losses on any amount due under, or to purchase, the Notes, including principal of, premium, if any, and interest on the Notes, provided that:

a)	the Republic shall have expressly assumed the payment obligations in respect of the Notes under such Government Guarantee by way of agreement, deed, statute or any other instrument or law or regulation having a similar effect;

b)	the Government Guarantee shall be subject to the obligation to make all payments of principal of, premium, if any, and interest on the Notes without withholding or deducting any present or future taxes imposed by the Republic or any of its political subdivisions; any obligation to pay additional amounts as described in “Description of the Securities—Description of Debt Securities—Additional Amounts” in the accompanying prospectus shall apply to the Government Guarantee and the Republic, as guarantor; and

c)	we shall have obtained an opinion of independent legal advisers that the Government Guarantee is binding upon and enforceable against the Republic, and that the Notes shall remain our valid, binding and enforceable obligations.

We will notify holders of the Notes of the occurrence of the cessation of government control or failure of support described under paragraph 6 above as soon as practicable thereafter setting out details of the event, cessation or failure described above and the establishment of the Government Guarantee, and shall make available for inspection by the holders copies of the documentation or statute, law or regulation, as the case may be, evidencing the Government Guarantee and the opinion described in paragraph (c) of the definition of “Government Guarantee” above, during normal business hours at the office of the fiscal agent.

As used in paragraph 6 above, “control” means the acquisition or control of a majority of our voting share capital or the right to appoint and/or remove all or the majority of the members of our board of directors or other governing body, whether obtained directly or indirectly, and whether obtained by ownership of share capital, the possession of voting rights, contract or otherwise.

If an event of default occurs, any holder may declare the principal amount of Notes that it holds to be immediately due and payable by written notice to us and the fiscal agent.

You should note that:

•	despite the procedure described above, no Notes may be declared due and payable if we cure the applicable event of default before we receive the written notice from any holder of the Notes;

•	we are not required to provide periodic evidence of the absence of defaults; and

•	the fiscal agency agreement does not require us to notify holders of the Notes of an event of default or grant any holder of the Notes a right to examine the security register.

Form and Registration

We will issue the Notes in the form of one or more fully registered global notes, registered in the name of a nominee of and deposited with the custodian for DTC. Except as described in the accompanying prospectus under “Description of the Securities—Description of Debt Securities—Global Securities,” the global notes will not be exchangeable for Notes in definitive registered form, and will not be issued in definitive registered form. Financial institutions, acting as direct and indirect participants in DTC, will represent your beneficial interests in the global notes. These financial institutions will record the ownership and transfer of your beneficial interest through book-entry accounts. You may hold your beneficial interests in the Notes through Euroclear or Clearstream if you are a participant in such systems, or indirectly through organizations that are participants in such systems. Any secondary market trading of book-entry interests in the Notes will take place through DTC participants, including Euroclear and Clearstream. See “Clearance and Settlement—Transfers Within and Between DTC, Euroclear and Clearstream.”

The fiscal agent will not charge you any fees for the Notes, other than reasonable fees for the replacement of lost, stolen, mutilated or destroyed Notes. However, you may incur fees for the maintenance and operation of the book-entry accounts with the clearing systems in which your beneficial interests are held.

For so long as the Notes are listed on the SGX-ST and the rules of the SGX-ST so require, we will appoint and maintain a paying and transfer agent in Singapore, where the certificates representing the Notes may be presented or surrendered for payment or redemption (if required), in the event that we issue the Notes in definitive form in the limited circumstances set forth in the accompanying prospectus. In addition, an announcement of such issue will be made through the SGX-ST. Such announcement will include all material information with respect to the delivery of the definitive Notes, including details of the paying and transfer agent in Singapore.

Notices

All notices regarding the Notes will be published in London in the Financial Times and in New York in The Wall Street Journal (U.S. Edition). If we cannot, for any reason, publish notice in any of those newspapers, we will choose an appropriate alternate English language newspaper of general circulation, and notice in that newspaper will be considered valid notice. Notice will be considered made on the first date of its publication.

CLEARANCE AND SETTLEMENT

We have obtained the information in this section from sources we believe to be reliable, including DTC, Euroclear and Clearstream. We accept responsibility only for accurately extracting information from such sources. DTC, Euroclear and Clearstream are under no obligation to perform or continue to perform the procedures described below, and they may modify or discontinue them at any time. Neither we nor the registrar will be responsible for DTC’s, Euroclear’s or Clearstream’s performance of their obligations under their rules and procedures. Nor will we or the registrar be responsible for the performance by direct or indirect participants of their obligations under their rules and procedures.

Introduction

The Depository Trust Company

DTC is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” under the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” under the New York Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934.

DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between its participants. It does this through electronic book-entry changes in the accounts of its direct participants, eliminating the need for physical movement of securities certificates. DTC is owned by a number of its direct participants and by the New York Stock Exchange Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers Inc.

Euroclear and Clearstream

Like DTC, Euroclear and Clearstream hold securities for their participants and facilitate the clearance and settlement of securities transactions between their participants through electronic book-entry changes in their accounts. Euroclear and Clearstream provide various services to their participants, including the safekeeping, administration, clearance and settlement and lending and borrowing of internationally traded securities. Participants in Euroclear and Clearstream are financial institutions such as underwriters, securities brokers and dealers, banks and trust companies. Some of the underwriters participating in this offering are participants in Euroclear or Clearstream. Other banks, brokers, dealers and trust companies have indirect access to Euroclear or Clearstream by clearing through or maintaining a custodial relationship with a Euroclear or Clearstream participant.

Ownership of the Notes through DTC, Euroclear and Clearstream

We will issue the Notes in the form of one or more fully registered global notes, registered in the name of a nominee of DTC. Financial institutions, acting as direct and indirect participants in DTC, will represent your beneficial interests in the Notes. These financial institutions will record the ownership and transfer of your beneficial interests through book-entry accounts. You may also hold your beneficial interests in the Notes through Euroclear or Clearstream, if you are a participant in such systems, or indirectly through organizations that are participants in such systems. Euroclear and Clearstream will hold their participants’ beneficial interests in the global notes in their customers’ securities accounts with their depositaries. These depositaries of Euroclear and Clearstream in turn will hold such interests in their customers’ securities accounts with DTC.

We and the fiscal agent generally will treat the registered holder of the Notes, initially Cede & Co., as the absolute owner of the Notes for all purposes. Once we and the fiscal agent make payments to the registered holder, we and the fiscal agent will no longer be liable on the Notes for the amounts so paid. Accordingly, if you own a beneficial interest in the global notes, you must rely on the procedures of the institutions through which you hold your interests in the Notes, including DTC, Euroclear, Clearstream and their respective participants, to exercise any of the rights granted to holders of the Notes. Under existing industry practice, if you desire to take any action that Cede & Co., as the holder of the global notes, is entitled to take, then Cede & Co. would authorize the DTC participant through which you own your beneficial interest to take such action. The participant would then either authorize you to take the action or act for you on your instructions.

DTC may grant proxies or authorize its participants, or persons holding beneficial interests in the Notes through such participants, to exercise any rights of a holder or take any actions that a holder is entitled to take under the fiscal agency agreement or the Notes. Euroclear’s or Clearstream’s ability to take actions as holder under the Notes or the fiscal agency agreement will be limited by the ability of their respective depositaries to carry out such actions for them through DTC. Euroclear and Clearstream will take such actions only in accordance with their respective rules and procedures.

Transfers Within and Between DTC, Euroclear and Clearstream

Trading Between DTC Purchasers and Sellers

DTC participants will transfer interests in the Notes among themselves in the ordinary way according to DTC rules. Participants will pay for such transfers by wire transfer. The laws of some states require certain purchasers of securities to take physical delivery of the securities in definitive form. These laws may impair your ability to transfer beneficial interests in the global notes to such purchasers. DTC can act only on behalf of its direct participants, who in turn act on behalf of indirect participants and certain banks. Thus, your ability to pledge a beneficial interest in the global notes to persons that do not participate in the DTC system, and to take other actions, may be limited because you will not possess a physical certificate that represents your interest.

Trading Between Euroclear and/or Clearstream Participants

Participants in Euroclear and Clearstream will transfer interests in the Notes among themselves according to the rules and operating procedures of Euroclear and Clearstream.

Trading Between a DTC Seller and a Euroclear or Clearstream Purchaser

When the Notes are to be transferred from the account of a DTC participant to the account of a Euroclear or Clearstream participant, the purchaser must first send instructions to Euroclear or Clearstream through a participant at least one business day prior to the settlement date. Euroclear or Clearstream will then instruct its depositary to receive the Notes and make payment for them. On the settlement date, the depositary will make payment to the DTC participant’s account, and the Notes will be credited to the depositary’s account. After settlement has been completed, DTC will credit the Notes to Euroclear or Clearstream, Euroclear or Clearstream will credit the Notes, in accordance with its usual procedures, to the participant’s account, and the participant will then credit the purchaser’s account. These securities credits will appear the next day (European time) after the settlement date. The cash debit from the account of Euroclear or Clearstream will be back-valued to the value date, which will be the preceding day if settlement occurs in New York. If settlement is not completed on the intended value date (i.e., the trade fails), the cash debit will instead be valued at the actual settlement date.

Participants in Euroclear and Clearstream will need to make funds available to Euroclear or Clearstream to pay for the Notes by wire transfer on the value date. The most direct way of doing this is to pre-position funds (i.e., have funds in place at Euroclear or Clearstream before the value date), either from cash on hand or existing lines of credit. Under this approach, however, participants may take on credit exposure to Euroclear and Clearstream until the Notes are credited to their accounts one day later.

As an alternative, if Euroclear or Clearstream has extended a line of credit to a participant, the participant may decide not to pre-position funds, but to allow Euroclear or Clearstream to draw on the line of credit to finance settlement for the Notes. Under this procedure, Euroclear or Clearstream would charge the participant overdraft charges for one day, assuming that the overdraft would be cleared when the Notes were credited to the participant’s account. However, interest on the Notes would accrue from the value date. Therefore, in many cases the interest income on the Notes which the participant earns during that one-day period will substantially reduce or offset the amount of the participant’s overdraft charges. Of course, this result will depend on the cost of funds (i.e., the interest rate that Euroclear or Clearstream charges) to each participant.

Since the settlement will occur during New York business hours, a DTC participant selling an interest in the Notes can use its usual procedures for transferring global securities to the depositories of Euroclear or Clearstream for the benefit of Euroclear or Clearstream participants. The DTC seller will receive the sale proceeds on the settlement date. Thus, to the DTC seller, a cross-market sale will settle no differently than a trade between two DTC participants.

Finally, day traders who use Euroclear or Clearstream and who purchase Notes from DTC participants for credit to Euroclear participants or Clearstream participants should note that these trades will automatically fail unless one of three steps is taken:

•

borrowing through Euroclear or Clearstream for one day, until the purchase side of the day trade is reflected in the day trader’s Euroclear or Clearstream account, in accordance with the clearing system’s customary procedures;

•

borrowing the Notes in the United States from DTC participants no later than one day prior to settlement, which would allow sufficient time for the Notes to be reflected in the Euroclear or Clearstream account in order to settle the sale side of the trade; or

•

staggering the value dates for the buy and sell sides of the trade so that the value date for the purchase from the DTC participant is at least one day prior to the value date for the sale to the Euroclear or Clearstream participant.

Trading Between a Euroclear or Clearstream Seller and a DTC Purchaser

Due to time-zone differences in their favor, Euroclear and Clearstream participants can use their usual procedures to transfer Notes through their depositaries to a DTC participant. The seller must first send instructions to Euroclear or Clearstream through a participant at least one business day prior to the settlement date. Euroclear or Clearstream will then instruct its depositary to credit the Notes to the DTC participant’s account and receive payment. The payment will be credited in the account of the Euroclear or Clearstream participant on the following day, but the receipt of the cash proceeds will be back-valued to the value date, which will be the preceding day if settlement occurs in New York. If settlement is not completed on the intended value date (i.e., the trade fails), the receipt of the cash proceeds will instead be valued at the actual settlement date.

If the Euroclear or Clearstream participant selling the Notes has a line of credit with Euroclear or Clearstream and elects to be in debit for the Notes until it receives the sale proceeds in its account, then the back-valuation may substantially reduce or offset any overdraft charges that the participant incurs over that period.

Settlement in other currencies between DTC and Euroclear and Clearstream is possible using free-of-payment transfers to move the Notes, but funds movement will take place separately.

TAXATION

Korean Taxation

For a discussion of certain Korean tax considerations that may be relevant to you if you invest in the Notes, see “Taxation—Korean Taxation” in the accompanying prospectus. The following are supplemental Korean tax considerations.

Tax on Capital Gains

You will not be subject to any Korean income or withholding taxes in connection with the sale, exchange or other disposition of the Notes, as long as such Notes are denominated in a currency other than Won, provided that the disposition does not involve a transfer of such Notes within Korea or the disposition does not involve a transfer of such Notes to a resident of Korea or a Korean corporation (or the Korean permanent establishment of a non-resident or a non-Korean corporation). If you sell or otherwise dispose of such Notes to a Korean resident or a Korean corporation (or the Korean permanent establishment of a non-resident or a non-Korean corporation) and such disposition or sale is made within Korea, any gain realized on the transaction will be taxable at ordinary Korean withholding tax rates (the lesser of 22% of net gain or 11% of gross sale proceeds with respect to transactions), unless an exemption is available under an applicable income tax treaty. For example, if you are a resident of the United States for the purposes of the income tax treaty currently in force between Korea and the United States, you are generally entitled to an exemption from Korean taxation in respect of any gain realized on a disposition of the Notes, regardless of whether the disposition is to a Korean resident. For more information regarding tax treaties, please refer to the heading “Taxation—Korean Taxation—Tax Treaties” in the accompanying prospectus.

United States Tax Considerations

Stated interest on the Notes will be treated as qualified stated interest for U.S. federal income tax purposes. Under certain circumstances as described under “Taxation—Korean Taxation” in this prospectus supplement and the accompanying prospectus, a U.S. holder may be subject to Korean withholding tax upon the sale or other disposition of Notes. A U.S. holder eligible for benefits of the Korea-U.S. tax treaty, which exempts capital gains from tax in Korea, would not be eligible to credit against its U.S. federal income tax liability any such Korean tax withheld. U.S. holders should consult their own tax advisers with respect to their eligibility for benefits under the Korea-U.S. tax treaty and, in the case of U.S. holders that are not eligible for treaty benefits, their ability to credit any Korean tax withheld upon sale of the Notes against their U.S. federal income tax liability. For a discussion of additional U.S. federal income tax considerations that may be relevant to you if you invest in the Notes and are a U.S. holder, see “Taxation—United States Tax Considerations” in the accompanying prospectus.

UNDERWRITING

Relationship with the Underwriters

We and the underwriters named below (the “Underwriters”) have entered into a Terms Agreement dated February 3, 2010 (the “Terms Agreement”) with respect to the Notes relating to the Underwriting Agreement— Standard Terms (together with the Terms Agreement, the “Underwriting Agreement”) filed as an exhibit to the registration statement. Subject to the terms and conditions set forth in the Underwriting Agreement, we have agreed to sell to each of the Underwriters, severally and not jointly, and each of the Underwriters has severally and not jointly agreed to purchase, the following principal amount of the Notes set out opposite its name below:

Name of Underwriters	Principal Amount of the Notes
BNP Paribas Securities Corp.	US$	150,000,000
Daewoo Securities Co., Ltd.		150,000,000
The Hongkong and Shanghai Banking Corporation Limited		150,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated		150,000,000
Morgan Stanley & Co. International plc		150,000,000

Total	US$	750,000,000

Daewoo Securities Co. Ltd., one of the Underwriters, is our affiliate and has agreed to offer and sell the Notes only outside the United States to non-U.S. persons.

Under the terms and conditions of the Underwriting Agreement, if the Underwriters take any of the Notes, then the Underwriters are obligated to take and pay for all of the Notes.

The Underwriters initially propose to offer the Notes directly to the public at the offering price described on the cover page of this prospectus supplement and may offer a portion to certain dealers at a price that represents a concession not in excess of 0.2% of the principal amount with respect to the Notes. Any Underwriter may allow, and any such dealer may reallow, a concession to certain other dealers. After the initial offering of the Notes, the Underwriters may from time to time vary the offering price and other selling terms.

The Notes are a new class of securities with no established trading market. We have received approval in-principle for the listing and quotation of the Notes on the SGX-ST. The Underwriters have advised us that they intend to make a market in the Notes. However, they are not obligated to do so and they may discontinue any market making activities with respect to the Notes at any time without notice. Accordingly, we cannot assure you as to the liquidity of any trading market for the Notes.

We have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments which the Underwriters may be required to make in respect of any such liabilities.

The amount of net proceeds is US$745,680,000 after deducting the underwriting discounts but not estimated expenses. Expenses associated with this offering are estimated to be approximately US$300,000. The Underwriters have agreed to pay certain of our expenses incurred in connection with the offering of the Notes.

In the ordinary course of their respective businesses, some of the Underwriters and their affiliates have engaged, and may in the future engage, in commercial banking and/or investment banking transactions and other related services with us and our affiliates for which the Underwriters and/or their affiliates have received or may receive customary fees and reimbursement of out-of-pocket expenses.

Delivery of the Notes

We expect to make delivery of the Notes, against payment in same-day funds on or about February 10, 2010, which we expect will be the fifth business day following the date of this prospectus supplement. Under Rule 15c6-1 promulgated under the Securities Exchange Act of 1934, as amended, U.S. purchasers are generally required to settle trades in the secondary market in three business days, unless they and the other parties to any such trade expressly agree otherwise. Accordingly, if you wish to trade in the Notes on the date of this prospectus supplement or the next succeeding business day, because the Notes will initially settle in T+5, you may be required to specify an alternate settlement cycle at the time of your trade to prevent a failed settlement. Purchasers in other countries should consult with their own advisors.

Foreign Selling Restrictions

Each Underwriter has agreed, severally and not jointly, to the following selling restrictions in connection with the offering with respect to the following jurisdictions:

Korea

Each Underwriter has severally represented and agreed that (i) it has not offered, sold or delivered and will not offer, sell or deliver, directly or indirectly, any Notes in Korea, or to, or for the account or benefit of, any resident of Korea, except as otherwise permitted by applicable Korean laws and regulations, and (ii) any securities dealer to whom the Underwriters may sell the Notes will agree that it will not offer any Notes, directly or indirectly, in Korea, or to any resident of Korea, except as permitted by applicable Korean laws and regulations, or to any other dealer who does not so represent and agree.

United Kingdom

Each Underwriter has severally represented and agreed that (i) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act of 2000 (the “FSMA”)) received by it in connection with the issue or sale of any of the Notes in circumstances in which section 21(1) of the FSMA does not apply to us, and (ii) it has complied, and will comply with, all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes, from or otherwise involving the United Kingdom.

Japan

Each Underwriter has severally represented and agreed that the Notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended); it has not offered or sold, and it will not offer or sell, directly or indirectly, any of the Notes in Japan or to, or for the account or benefit of, any resident of Japan or to, or for the account or benefit of, any resident for reoffering or resale, directly or indirectly, in Japan or to, or for the account or benefit of, any resident of Japan except (i) pursuant to an exemption from the registration requirements of, or otherwise in compliance with, the Financial Instruments and Exchange Law of Japan, and (ii) in compliance with the other relevant laws of Japan.

Hong Kong

Each Underwriter has severally represented and agreed that:

•

it has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any Notes other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance or (ii) in circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and

•

it has not issued, or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, any advertisement, invitation or document relating to the Notes, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are or are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of the laws of Hong Kong and any rules made thereunder.

Singapore

Each Underwriter has severally represented and agreed that neither the preliminary prospectus nor the prospectus have been registered as a prospectus with the Monetary Authority of Singapore under the Securities and Futures Act (Chapter 289 of Singapore)(the “SFA”). Accordingly, each Underwriter has severally represented, warranted and agreed that it has not offered or sold any Notes or caused the Notes to be made the subject of an invitation for subscription or purchase and will not offer or sell any Notes or cause the Notes to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, the preliminary prospectus or the prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes, whether directly or indirectly, to any person in Singapore other than under exemptions provided in the SFA for offers made (i) to an institutional investor (as defined in Section 4A of the SFA) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA), or any person pursuant to an offer referred to in Section 275(1A) of the SFA, and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Notes are acquired by persons who are relevant persons specified in Section 276 of the SFA namely:

(a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

the shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within 6 months after that corporation or that trust has acquired the Notes pursuant to an offer made under Section 275 of the SFA except:

(1) to an institutional investor (under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights or interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions, specified in Section 275(1A) of the SFA;

(2) where no consideration is or will be given for the transfer; or

(3) where the transfer is by operation of law.

Price Stabilization and Short Position

In connection with this offering, Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “Stabilizing Manager”) or any person acting for it, on behalf of the Underwriters, may purchase and sell the Notes in the open market. These transactions may include over-allotment, covering transactions, penalty bids and stabilizing transactions. Over-allotment involves sales of the Notes in excess of the principal amount of Notes to be purchased by the Underwriters in this offering, which creates a short position for the Underwriters. Covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover short positions. Penalty bid occurs when a particular Underwriter repays to the Underwriters a portion of the underwriting discount received by it because the Underwriters or the Stabilizing Manager has repurchased Notes sold by or for the account of such Underwriter in stabilizing or short covering transactions. Stabilizing transactions consist of certain bids or purchases of Notes in the open market for the purpose of preventing or retarding a decline in the market price of the Notes while the offering is in progress. Any of these activities may have the effect of preventing or retarding a decline in the market price of the Notes. They may also cause the price of the Notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The Stabilizing Manager may conduct these transactions in the over-the-counter market or otherwise. If the Stabilizing Manager commences any of these transactions, it may discontinue them at any time, and must discontinue them after a limited period.

LEGAL MATTERS

The validity of the Notes is being passed upon for us by Cleary Gottlieb Steen & Hamilton LLP, New York, New York, and by Lee & Ko, Seoul, Korea. Certain legal matters will also be passed upon for the Underwriters by Clifford Chance. In giving their opinions, Cleary Gottlieb Steen & Hamilton LLP and Clifford Chance may rely as to matters of Korean law upon the opinions of Lee & Ko, and Lee & Ko may rely as to matters of New York law upon the opinions of Cleary Gottlieb Steen & Hamilton LLP.

OFFICIAL STATEMENTS AND DOCUMENTS

Our President and Chairman of the Board of Directors, in his official capacity, has supplied the information set forth in this prospectus supplement under “Recent Developments—The Korea Development Bank.” Such information is stated on his authority. The documents identified in the portion of this prospectus supplement captioned “Recent Developments—The Republic of Korea” as the sources of financial or statistical data are derived from official public documents of the Republic and of its agencies and instrumentalities.

GENERAL INFORMATION

We were established in 1954 as a government-owned financial institution pursuant to The Korea Development Bank Act, as amended. The address of our registered office is 16-3, Youido-dong, Yongdeungpo-gu, Seoul 150-973, The Republic of Korea.

Our Board of Directors can be reached at the address of our registered office: c/o 16-3, Youido-dong, Yongdeungpo-gu, Seoul 150-973, The Republic of Korea.

The issue of the Notes has been authorized by a resolution of our Board of Directors passed on December 23, 2009 and a decision of our President dated January 25, 2010. On January 27, 2010, we filed our reports on the proposed issuance of the Notes with the Ministry of Strategy and Finance of Korea.

The registration statement with respect to us and the Notes has been filed with the U.S. Securities and Exchange Commission in Washington, D.C. under the Securities Act of 1933, as amended. Additional information concerning us and the Notes is contained in the registration statement and post-effective amendments to such registration statement, including their various exhibits, which may be inspected at the public reference facilities maintained by the Securities and Exchange Commission at Room 1580, 100 F Street N.E., Washington, D.C. 20549, United States.

The Notes have been accepted for clearance through DTC, Euroclear and Clearstream:

	ISIN	CUSIP
Notes	US500630BR88	500630 BR8

HEAD OFFICE OF THE BANK

16-3, Youido-dong,

Youngdeungpo-gu, Seoul 150-973

The Republic of Korea

FISCAL AGENT AND PRINCIPAL PAYING AGENT

The Bank of New York Mellon

101 Barclay Street, 21st Floor West

New York, NY 10286

United States of America

LEGAL ADVISORS TO THE BANK

as to Korean law	as to U.S. law

Lee & Ko 18th Floor Hanjin Main Building 118 Namdaemunro 2-ga, Jung-gu Seoul, Korea 100-770	Cleary Gottlieb Steen & Hamilton LLP 39th Floor Bank of China Tower One Garden Road Hong Kong

LEGAL ADVISOR TO THE UNDERWRITERS

as to U.S. law

Clifford Chance

28th Floor

Jardine House

One Connaught Place

Central

Hong Kong

AUDITOR OF THE BANK

Ernst & Young

3rd to 8th Floor, Taeyoung Building

10-2 Youido-dong

Youngdeungpo-gu, Seoul 150-777

The Republic of Korea

SINGAPORE LISTING AGENT

Shook Lin & Bok LLP

1 Robinson Road

#18-00 AIA Tower

Singapore 048542